Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

SYNERGETICS USA, INC.

at

$6.50 Net Per Share in Cash and up to $1.00 Per Share in Contingent Cash

Consideration Payments

by

BLUE SUBSIDIARY CORP.

a wholly owned subsidiary of

Valeant Pharmaceuticals International

a wholly owned subsidiary of

Valeant Pharmaceuticals International, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 14, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Blue Subsidiary Corp., a Delaware corporation (the “Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Synergetics USA, Inc., a Delaware corporation (“Synergetics”), at a price per Share of $6.50, net to the holder in cash (less any applicable withholding taxes and without interest), plus one contractual contingent value right per Share, which represents the right to receive up to two contingent payments, if any, of up to $1.00 in the aggregate net to the holder in cash (less any applicable withholding taxes and without interest) (together, the “Offer Price”) upon the achievement of certain milestones at the times and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The Purchaser is a wholly owned subsidiary of Valeant Pharmaceuticals International, a Delaware corporation (“VPI”), which is a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Valeant”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of September 1, 2015 (together with any amendments or supplements thereto, the “Merger Agreement”), among Synergetics, VPI and the Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Synergetics, and Synergetics will be the surviving corporation and a wholly owned subsidiary of VPI (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

The Synergetics board of directors has, subject to the terms and upon the conditions set forth in the Merger Agreement: (i) approved and declared the advisability of the Merger Agreement, the Tender Agreements, the Contingent Value Rights Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Contingent Value Rights Agreement, collectively, the “Transactions”), (ii) declared that it is in the best interests of Synergetics and its stockholders (other than VPI and the Purchaser) that Synergetics enter into the Merger Agreement and consummate the Transactions and that its stockholders tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to Synergetics and its stockholders (other than VPI and the Purchaser) and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13—“Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 10 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

September 16, 2015

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (i) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, LLC (the “Depositary”) for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the Expiration Time (as defined in Section 1—“Terms of the Offer” of this Offer to Purchase) of the Offer, or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to the D.F. King & Co., Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

2

1

SUMMARY TERM SHEET

The Purchaser, a wholly owned subsidiary of Valeant Pharmaceuticals International, is offering to purchase all outstanding shares of common stock, par value $0.001 per Share, of Synergetics at a price per Share of $6.50, net to the holder in cash (less any applicable withholding taxes and without interest), plus one contractual contingent value right per Share, which represents the right to receive up to two contingent payments, if any, of up to $1.00 in the aggregate net to the holder in cash (less any applicable withholding taxes and without interest) upon the achievement of certain milestones at the times and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. The following are some questions you, as a stockholder of Synergetics, may have and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to the Purchaser or VPI, as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

•	The Offer is by Blue Subsidiary Corp. or the “Purchaser,” a recently formed Delaware corporation and a wholly owned subsidiary of Valeant Pharmaceuticals International or “VPI,” a Delaware corporation, which is a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc. or “Valeant,” a Canadian corporation. The Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement relating to, and activities in connection with, this Offer. All tendered Shares will be purchased by the Purchaser. See Section 9—“Certain Information Concerning Valeant, VPI and the Purchaser.”

•	Valeant is a multinational, specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products and medical devices primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. See Section 9—“Certain Information Concerning Valeant, VPI and the Purchaser.”

•	VPI is a wholly owned subsidiary of Valeant. VPI holds the primary North American operations of Valeant. See Section 9—“Certain Information Concerning Valeant, VPI and the Purchaser.”

•	VPI has agreed pursuant to the Merger Agreement to cause the Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•	The Purchaser is seeking to purchase all of the issued and outstanding securities of Synergetics, which consists of shares of common stock, par value $0.001 per share. See the Introduction and Section 1—“Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

•

The Purchaser is offering to pay (i) $6.50 per Share, net to you in cash (less any applicable withholding taxes and without interest) plus (ii) one contractual contingent value right per Share (each, a “CVR”) which represents the right to receive up to two contingent payments, if any, of up to an additional $1.00 per Share in the aggregate, net to you in cash (less any applicable withholding taxes and without interest) in contingent cash consideration payments (the “Contingent Cash Consideration Payments”), upon the achievement of certain milestones as further described below, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal and in the CVR Agreement (as defined below).

•	If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHAT IS A CVR AND HOW DOES IT WORK?

•	Pursuant to the Merger Agreement, VPI has entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with American Stock Transfer & Trust Company, LLC, as rights agent, governing the terms of the Contingent Cash Consideration Payments, a copy of which is filed as Exhibit (a)(1)(H) to the Schedule TO and is incorporated herein by reference. Each CVR represents the contingent right to receive the following cash payments, without interest thereon and less any applicable withholding taxes, with each payment conditioned upon the achievement of the applicable milestones as follows:

•	If net sales (determined as described below under —“How will ‘net sales’ of ‘Synergetics Ophthalmology Products’ be determined?”) of Synergetics Ophthalmology Products (as defined below under —“How will ‘net sales’ of ‘Synergetics Ophthalmology Products’ be determined?”) over any period of four consecutive calendar quarters during the period starting on the first day of the first calendar quarter following the effective time of the Merger through June 30, 2018 (the “Milestone Achievement Period”) are at least $55,000,000, then VPI will pay an additional $0.50 per Share to Synergetics stockholders whose Shares are accepted for payment pursuant to the Offer.

•	If net sales of Synergetics Ophthalmology Products over any period of four consecutive calendar quarters during the Milestone Achievement Period are at least $65,000,000 (the “Milestone 2 Target”), then VPI will pay an additional $0.50 per Share to Synergetics stockholders whose Shares are accepted for payment pursuant to the Offer.

•	If the Milestone 2 Target is not achieved during the Milestone Achievement Period and net sales of Synergetics Ophthalmology Products during the four calendar quarter period ending on June 30, 2018 are more than $55,000,000 but less than $65,000,000, then VPI will pay an amount equal to (i) (a) net sales during the four calendar quarter period ending June 30, 2018, minus $55,000,000, divided by (b) $10,000,000, multiplied by (ii) $0.50. For example, if aggregate net sales for the four calendar quarter period ending June 30, 2018 are $60,000,000, the Synergetics stockholders whose Shares are accepted for payment pursuant to the Offer shall be entitled to receive ($60,000,000-$55,000,000) / ($10,000,000) x ($0.50), or $0.25 per Share.

•	The only conditions to VPI’s obligation to pay the additional consideration outlined above pursuant to the CVR Agreement are those disclosed in the Offer to Purchase relating to the achievement of the specified sales milestones for Synergetics Ophthalmology Products. There are no other conditions to the receipt of payments by holders pursuant to the CVR Agreement. Specifically, VPI having sufficient cash on hand is not a condition to payment of the CVR.

•	No interest will accrue or be payable in respect of any of these Contingent Cash Consideration Payments. See the Introduction and Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements.”

IS IT POSSIBLE THAT I WILL RECEIVE MORE THAN ONE OF THE CONTINGENT CASH CONSIDERATION PAYMENTS?

•	Yes, there are two circumstances in which two Contingent Cash Consideration Payments will be made to you:

1. If net sales of Synergetics Ophthalmology Products are at least $65,000,000 over any period of four consecutive calendar quarters during the Milestone Achievement Period, then Synergetics stockholders whose Shares are accepted for payment pursuant to the Offer would be entitled to receive two Contingent Cash Consideration Payments comprised of: (i) the $0.50 Contingent Cash Consideration Payment per Share described above with respect to the $55,000,000 of net sales of Synergetics Ophthalmology Products (the “Milestone 1 Payment”) and (ii) the $0.50 per Share Contingent Cash Consideration Payment per share with respect to the $55,000,000 of net sales of Synergetics Ophthalmology Products (the “Full Milestone 2 Payment”), in each case as described above, or,

2. If net sales of Synergetics Ophthalmology Products are more than $55,000,000 but less than $65,000,000 during the four calendar quarter period ending on June 30, 2018 and the Full Milestone 2 Net Sales Event has not been achieved during the Milestone Achievement Period, then Synergetics stockholders whose Shares are accepted for payment pursuant to the Offer would be entitled to receive two Contingent Cash Consideration Payments comprised of: (i) the $0.50 per Share Milestone 1 Payment and (ii) an amount per Share equal to (i) (a) Net Sales during the four calendar quarter period ending on June 30, 2018, minus $55,000,000, divided by (b) $10,000,000, multiplied by (ii) $0.50 (the “Partial Milestone 2 Payment”).

In no event will Synergetics stockholders whose Shares are accepted for payment pursuant to the Offer be entitled to receive the Milestone 1 Payment, the Full Milestone 2 Payment and the Partial Milestone 2 Payment; the maximum Contingent Cash Consideration Payment per Share is $1.00. See the Introduction.

MAY I TRANSFER MY RIGHT TO RECEIVE CONTINGENT CASH CONSIDERATION PAYMENTS?

•	No. The right to receive Contingent Cash Consideration Payments is contractual in nature, and may not be transferred (except upon death by will or intestacy; by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; pursuant to a court order; by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; in the case of CVRs payable to a nominee, from a nominee to a beneficial owner or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; and pursuant to each CVR holder’s right to abandon all of such CVR holder’s remaining rights in a CVR by transferring such CVR to VPI without consideration therefor). See the Introduction.

HOW WILL “NET SALES” OF “SYNERGETICS OPHTHALMOLOGY PRODUCTS” BE DETERMINED?

•

“Net sales” of Synergetics Ophthalmology Products will be calculated as the total revenue after the effective time of the merger with respect to all Synergetics Ophthalmology Products set forth on the income statement of Synergetics as calculated in accordance with VPI’s policies in effect from time to time as applied to VPI’s business regarding revenue recognition, which conform with U.S. generally accepted accounting principles, minus any rebates, returns, charge-backs, discounts or reductions in connection therewith. Any gross amounts actually collected, earned and accrued with respect to any of the Synergetics Ophthalmology Products, and resulting from a transaction between or among Synergetics, VPI and their respective affiliates shall be excluded from the computation of net sales;

provided, however, that the subsequent and final sales of Synergetics Ophthalmology Products to third parties by such affiliates that result in such gross amounts will be included in the computation of net sales.

•	“Synergetics Ophthalmology Products” are all non-neurosurgical products and services licensed or sold by Synergetics and its subsidiaries, including by their respective direct sales representatives and distribution partners, provided that Synergetics Ophthalmology Products shall not include any products or services licensed or sold to original equipment manufacturer customers of Synergetics or its subsidiaries, including without limitation to Johnson & Johnson (including Codman & Shurtleff, Inc.), Stryker Corporation, Abbott Laboratories Inc. (including Abbott Medical Optics Inc.), Novartis Corporation (including Alcon, Inc.) and Mobius Therapeutics, LLC, or their respective Affiliates, and further provided, however, all products and services licensed or sold by Sterimedix Ltd. shall be included in Synergetics Ophthalmology Products.

WHAT WILL HAPPEN IF ONLY ONE MILESTONE TARGET IS ACHIEVED?

•	If net sales of Synergetics Ophthalmology Products are at least $55,000,000 but do not exceed $65,000,000 over any period of four consecutive calendar quarters during the Milestone Achievement Period then you will be entitled to receive one but not both $0.50 Contingent Cash Consideration Payments. However, if net sales of Synergetics Ophthalmology Products during the four calendar quarters ended June 30, 2018 are between $55,000,000 and $65,000,000, then Synergetics stockholders whose Shares are accepted for payment pursuant to the Offer would be entitled to receive a portion of the $0.50 contingent cash consideration payment as described above.

WHAT WILL HAPPEN IF NO MILESTONE TARGET IS ACHIEVED?

•	If net sales of Synergetics Ophthalmology Products are not at least $55,000,000 over four consecutive calendar quarters during the Milestone Achievement Period, then none of the Contingent Cash Consideration Payments will be made and in this event the Offer Price will be $6.50 per Share, net to the holder in cash (less any applicable withholding taxes and without interest).

WHY IS THE PURCHASER MAKING THIS OFFER?

•	The Purchaser is making this Offer because the Purchaser and VPI want to acquire Synergetics. See Sections 1—“Terms of the Offer” and 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	The Offer is subject to, among others, the following conditions:

•	there having been validly tendered and not validly withdrawn prior to the Expiration Time that number of Shares which, when added to the Shares already owned by VPI and its subsidiaries, represents at least a majority of the total number of outstanding Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities regardless of conversion or exercise price, the vesting schedule or other terms and conditions thereof) (the “Minimum Tender Condition”). Synergetics has informed VPI and the Purchaser that, as of September 1, 2015, there were 26,661,830 Shares outstanding on a fully diluted basis. Based upon the foregoing, the Minimum Tender Condition will be satisfied if 13,330,916 Shares are validly tendered and not withdrawn prior to the Expiration Time. The actual number of Shares that are required to be tendered to satisfy the Minimum Tender Condition will depend upon the actual number of then outstanding Shares on a fully diluted basis at the Expiration Time;

•	any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder) and any other applicable federal, state or foreign antitrust, competition or similar law having expired or been terminated;

•	there not existing any temporary restraining order, pending or threatened preliminary injunction, nor any suit, action or proceeding by any governmental entity which challenges or seeks to enjoin or materially delay the Offer Closing or consummation of the other Transactions, or seeks to prohibit or impose any material limitations on VPI’s ownership of Synergetics and its subsidiaries, or the operation of all or a material portion of VPI’s or Synergetics’ and its subsidiaries, businesses or assets or to compel VPI, Synergetics or any of their subsidiaries to dispose of or hold separate any material portion of their businesses or assets;

•	no applicable law and no permanent injunction or other judgment, order or decree entered, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any foreign jurisdiction being and remaining in effect which has the effect of: (i) making illegal or otherwise prohibiting or materially delaying the Offer Closing or the consummation of the other Transactions (including the Tender Agreements (as defined below)), (ii) imposing any material limitations on VPI’s ownership of Synergetics and its subsidiaries, or the operation of all or a material portion of VPI’s or Synergetics’ and its subsidiaries, businesses or assets or (iii) compelling VPI, Synergetics or any of their subsidiaries to dispose of or hold separate any material portion of their businesses or assets;

•	the Tender Agreements are valid, binding and enforceable on the parties thereto;

•	the Merger Agreement has not been terminated in accordance with its terms and the Offer has not been terminated in accordance with the terms of the Merger Agreement; and

•	there not having been since the date of the Merger Agreement any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Synergetics.

•	VPI reserves the right to waive any of the conditions to the Offer in its sole discretion, other than the Minimum Tender Condition.

•	The Offer is subject to other conditions as well. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1—“Terms of the Offer” and Section 13—“Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•	Yes. Synergetics, VPI and the Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements.”

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?

•	Yes. Valeant, VPI’s parent company, is a publicly traded company with an equity market capitalization of approximately $78 billion (based upon the closing price of Valeant shares on The New York Stock Exchange on September 15, 2015) and will provide us with the sufficient funds to purchase the Shares in the Offer. The Offer is not conditioned upon entering into any financing arrangements. In addition, VPI not having sufficient cash on hand is not a condition to the payment of additional consideration pursuant to the CVR Agreement. See Sections 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements” and 12—“Source and Amount of Funds.”

SHOULD THE PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	No. VPI has sufficient resources which will be used to provide the Purchaser with the funds necessary to purchase the Shares in the Offer.

•	Also, VPI having sufficient cash on hand is not a condition to the payment of additional consideration pursuant to the CVR Agreement.

•	The Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided to the Purchaser by VPI and contractual rights to Contingent Cash Consideration Payments and because of the lack of any relevant historical information concerning the Purchaser, our financial condition is not relevant to your decision to tender in the Offer. See Section 12—“Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•	You will have until 11:59 p.m., New York City time, on October 14, 2015, to decide whether to tender your Shares in the Offer, unless the Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3—“Procedures for Tendering Shares.” See also Section 1—“Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	The Purchaser may, and if requested by Synergetics shall, if on or prior to any then-scheduled expiration date of the Offer any of the conditions to the Offer (including the Minimum Tender Condition or the other conditions set forth in Section 13—“Conditions of the Offer”) have not been satisfied, or waived by VPI or the Purchaser, extend the Offer for one or more consecutive increments of not more than ten business days each until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Outside Date (defined in the Merger Agreement as March 1, 2016, unless the closing of the Offer has not occurred due to the failure of the waiting period applicable to the consummation of the Offer or the Merger under the HSR Act to have expired or been terminated on or prior to the Expiration Time then such Outside Date to be automatically extended to June 1, 2016). In addition, we shall extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities Exchange Commission (the “SEC”) applicable to this Offer to no later than the Outside Date.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If the Purchaser extends the Offer, we will inform American Stock Transfer & Trust Company, LLC, the Depositary for this Offer, of that fact and will issue a press release giving the new Expiration Date no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—“Terms of the Offer.”

HOW DO I TENDER MY SHARES?

•

If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3—“Procedures for Tendering Shares,” not later than the time the Offer expires. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three NASDAQ Capital Market trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—“Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

•	If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•	In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—“Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2—“Acceptance for Payment and Payment for Shares”.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	You may withdraw previously tendered Shares any time prior to 11:59 p.m., New York City time, on October 14, 2015. See Section 4—“Withdrawal Rights.” In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after November 15, 2015, which is the 60th day after the date of the commencement of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares validly tendered in the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

WHAT DOES SYNERGETICS’ BOARD OF DIRECTORS THINK OF THE OFFER?

•	Synergetics’ board of directors (the “Synergetics Board”) has, by the unanimous approval of directors voting (with the Chief Executive Officer abstaining from the vote) recommended acceptance of the Offer. Synergetics’ full statement on the Offer is set forth in its Schedule 14D-9, which it has filed with the United States Securities and Exchange Commission (the “SEC”) concurrently with the filing of our Schedule TO dated September 16, 2015 (the “Schedule TO”). See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•	If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by Synergetics stockholders under the General Corporation Law of the State of Delaware (the “DGCL”) to complete the Merger. If the Merger occurs, Synergetics will become a wholly owned subsidiary of VPI and each issued and then outstanding Share (other than any Shares held in the treasury of Synergetics, or owned by VPI, the Purchaser or any of VPI’s other subsidiaries and any Shares held by Synergetics stockholders properly seeking appraisal for their Shares) will be canceled and converted automatically into the right to receive $6.50 per Share, in cash (less any applicable withholding taxes and without interest) plus the contractual right to receive any of the Contingent Cash Consideration Payments. See the Introduction.

•	Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL COMPANY CONTINUE AS A PUBLIC COMPANY?

•	No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of Delaware law, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. Even if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares may no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for the Shares, and the Company may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC’s rules relating to publicly held companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•	If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share plus the contractual right to receive any of the Contingent Cash Consideration Payments as if you had tendered your Shares in the Offer.

•	If you decide not to tender your Shares in the Offer and the Merger does not occur, and the Purchaser purchases Shares which have been tendered, you will remain a stockholder of Synergetics, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the NASDAQ Capital Market or any other securities market, there may not be a public trading market for the Shares, and Synergetics may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See Section 7—“Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

•	Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 7—“Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On September 1, 2015, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares, the last reported closing price per Share reported on the NASDAQ Capital Market was $4.39 per Share. See Section 6—“Price Range of Shares; Dividends.”

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES IN THE OFFER?

•

Yes. In connection with the execution of the Merger Agreement, all directors and certain officers of Synergetics (collectively, the “Tendering Shareholders”) have entered into tender agreements, dated as of September 1, 2015, with VPI and the Purchaser (the “Tender Agreements”). Subject to the terms and upon the conditions of the Tender Agreements, each of the Tendering Shareholders has agreed, among other things, subject to certain exceptions, to tender his or her Shares pursuant to the Offer, and not to transfer any of the Shares that are subject to the Tender Agreements. See Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•	If the conditions to the Offer as set forth in the Introduction and Section 13—“Conditions of the Offer” are satisfied or waived and the Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $6.50 in cash (less any applicable withholding taxes and without interest), as soon as practicable following expiration of the Offer. After that date, if any of the net sales milestones that would cause Contingent Cash Consideration Payments to become payable are achieved, our appointed Rights Agent will pay you an amount equal to the number of Shares you tendered multiplied by the amount of the corresponding Contingent Cash Consideration Payment, within ten business days after Valeant files its first Annual Report on Form 10-K or Quarterly Report on Form 10-Q after the applicable quarter in which the net sales milestone was achieved that would cause a Contingent Cash Consideration Payment to become payable. See Sections 1—“Terms of the Offer” and 2—“Acceptance for Payment and Payment for Shares.”

HOW WILL MY OUTSTANDING OPTIONS AND EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

•	The Offer is being made for all outstanding Shares, but not for options to purchase Shares or restricted Shares granted under Synergetics’ stock plans. If you wish to tender Shares subject to options, you must first exercise your options (to the extent then vested and exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. Restricted Shares may not be tendered unless such restricted Shares vest and become unrestricted in accordance with their terms in sufficient time to tender the resulting unrestricted Shares into the Offer.

•	At the effective time of the Merger, each option to purchase Shares granted under Synergetics’ stock plans that is outstanding immediately prior to the effective time of the Merger will become fully vested and exercisable and will be cancelled, and in consideration for such cancellation, the holder will receive, as soon as practicable following the effective time of the Merger, (i) a lump sum cash payment equal to the total number of Shares subject to such option, multiplied by the excess, if any, of (a) $6.50 over (b) the per-share exercise price for such option, plus (ii) the contractual right to receive up to an additional $1.00 per Share in Contingent Cash Consideration Payments for each Share subject to such option, in each case, less any required withholding taxes and without interest.

•	At the effective time of the Merger, each restricted Share granted under Synergetics’ stock plans that is outstanding immediately prior to the effective time of the Merger will become fully vested and will be cancelled, and in consideration for such cancellation, the holder will receive, as soon as practicable following the effective time of the Merger, (i) a lump sum cash payment equal to $6.50, plus (ii) the contractual right to receive up to an additional $1.00 per Share in Contingent Cash Consideration Payments, in each case, less any required withholding taxes and without interest.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

•

The Offer Price and the Merger Consideration each consist of cash and rights to receive Contingent Cash Consideration Payments. The receipt of cash and CVRs in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Because the law is unclear as to the U.S. federal income tax treatment of the CVRs, the amount of gain or loss a holder recognizes, and the timing and character of such gain or loss is uncertain. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. For a more detailed explanation of U.S. federal income tax considerations relevant to the Offer and the Merger, see Section 5—“U.S. Federal Income Tax Consequences of the Offer and the Merger.”

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

•	No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, Synergetics’ stockholders whose Shares have not been purchased by the Purchaser pursuant to the Offer will have certain rights under Section 262 of the DGCL, to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Synergetics’ stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from Synergetics. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the price paid by the Purchaser pursuant to the Offer. You should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, is not an opinion as to fair value under Section 262 of the DGCL. If any stockholder of Synergetics who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.

•	The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Synergetics’ stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is filed as Exhibit (a)(5)(A) to the Schedule TO. See Section 15—“Certain Legal Matters; Regulatory Approvals.”

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call D.F. King & Co., Inc., the Information Agent, toll-free at (800) 814-8954. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To All Holders of Shares of

SYNERGETICS USA, INC.

INTRODUCTION

Blue Subsidiary Corp., a Delaware corporation (the “Purchaser”) is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Synergetics USA, Inc., a Delaware corporation (“Synergetics”), at a price per Share of $6.50, net to the holder in cash (less any applicable withholding taxes and without interest) (the “Cash Consideration”), plus one contractual contingent value right per Share (each, a “CVR”), which represents the right to receive up to two contingent payments, if any, of up to $1.00 in the aggregate net to the holder in cash (less any applicable withholding taxes and without interest) (together, the “Offer Price”) upon the achievement of certain milestones at the times and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The Purchaser is a wholly owned subsidiary of Valeant Pharmaceuticals International, a Delaware corporation (“VPI”), which is a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Valeant”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of September 1, 2015 (together with any amendments or supplements thereto, the “Merger Agreement”), among Synergetics, VPI and the Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Synergetics, and Synergetics will be the surviving corporation and a wholly owned subsidiary of VPI (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”) you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions. However, if you do not complete and sign the IRS Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5—“U.S. Federal Income Tax Consequences of the Offer and the Merger.” We will pay all charges and expenses of the Depositary and D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”).

In the event that cumulative Net Sales (as defined below) of Synergetics Ophthalmology Products (as defined below) during four consecutive calendar quarters during the period commencing on the first day of the first calendar quarter following the effective time of the Merger (the “Effective Time”) through and ending on June 30, 2018 (the “Milestone Achievement Period”) are at least $55,000,000 (such event, the “Milestone 1 Net Sales Event”), then the Purchaser will, subject to the terms described below, pay $0.50 per Share to stockholders of Synergetics whose Shares are accepted for payment in connection with the Offer (such payment, the “Milestone 1 Payment”). In the event that the Milestone 1 Net Sales Event does not occur during the Milestone Achievement Period, then the Purchaser will not pay, and Tendering Stockholders (as defined below) shall not receive, the Milestone 1 Payment.

In the event that cumulative Net Sales of Synergetics Ophthalmology Products during four consecutive calendar quarters during the Milestone Achievement Period are at least $65,000,000 (such event, the “Full Milestone 2 Net Sales Event”), then the Purchaser will, subject to the terms described below, pay an additional

$0.50 per Share to stockholders of Synergetics whose Shares are accepted for payment in connection with the Offer (such payment, the “Full Milestone 2 Payment”). In the event that the Full Milestone 2 Net Sales Event does not occur during the Milestone Achievement Period, then the Purchaser will not pay, and Tendering Stockholders shall not receive, the Full Milestone 2 Payment.

In the event that cumulative Net Sales of Synergetics Ophthalmology Products during the four calendar quarter period ending on June 30, 2018 are at least $55,000,000 but are less than $65,000,000 and the Full Milestone 2 Net Sales Event has not been achieved during the Milestone Achievement Period (such event, the “Partial Milestone 2 Net Sales Event”), then Purchaser will, subject to the terms described below, pay an amount per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof, equal to (i) (a) Net Sales during the four calendar quarter period ending on June 30, 2018, minus $55,000,000, divided by (b) $10,000,000, multiplied by (ii) $0.50 (the “Partial Milestone 2 Payment”). For example, if aggregate Net Sales for the four calendar quarter period ending on June 30, 2018 are $60,000,000, the Partial Milestone 2 Payment will be ($60,000,000-$55,000,000) / ($10,000,000) x ($0.50), or $0.25. In the event that the Partial Milestone 2 Net Sales Event does not occur during the four calendar quarter period ending on June 30, 2018, then Purchaser will not pay, and Tendering Stockholders shall not receive, the Partial Milestone 2 Payment.

“Net Sales” of Synergetics Ophthalmology Products will be calculated as the total revenue with respect to all Synergetics Ophthalmology Products set forth on the income statement of Synergetics as calculated in accordance with VPI’s policies in effect from time to time as applied to VPI’s business regarding revenue recognition, which conform with U.S. generally accepted accounting principles, minus any rebates, returns, charge-backs, discounts or reductions in connection therewith. Any gross amounts actually collected, earned and accrued with respect to any of the Synergetics Ophthalmology Products, and resulting from a transaction between or among Synergetics, VPI and their respective affiliates is excluded from the computation of net sales; provided, however, that the subsequent and final sales of Synergetics Ophthalmology Products, that result in such gross amounts, to third parties by such affiliates, will be included in the computation of Net Sales.

“Synergetics Ophthalmology Products” means all non-neurosurgical products and services licensed or sold by Synergetics and its subsidiaries, including by their respective direct sales representatives and distribution partners, provided that Synergetics Ophthalmology Products shall not include any products or services licensed or sold to original equipment manufacturer customers of Synergetics or its subsidiaries, including without limitation to Johnson & Johnson (including Codman & Shurtleff, Inc.), Stryker Corporation, Abbott Laboratories Inc. (including Abbott Medical Optics Inc.), Novartis Corporation (including Alcon, Inc.) and Mobius Therapeutics, LLC, or their respective affiliates, and further provided, however, all products and services licensed or sold by Sterimedix Ltd. shall be included in Synergetics Ophthalmology Products.

Any rights to the Contingent Cash Consideration Payments under the CVRs as evidenced by the CVR Agreement are contractual rights only, will not be evidenced by any certificate or other instrument and will not be assignable or transferable except (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order; (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; and (vi) pursuant to each CVR holder’s right to abandon all of such CVR holder’s remaining rights in a CVR by transferring such CVR to VPI without consideration therefor. Upon any payment of the Contingent Cash Consideration Payment to the person identified in the appropriate portion of a Letter of Transmittal, VPI’s and the Purchaser’s obligations with respect thereto will be fully discharged.

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

1.	there having been validly tendered and not validly withdrawn prior to the Expiration Time that number of Shares which, when added to the Shares already owned by VPI and its subsidiaries, represents at least a majority of the total number of outstanding Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities regardless of conversion or exercise price, the vesting schedule or other terms and conditions thereof) (“Minimum Tender Condition”). According to Synergetics, there were, as of September 1, 2015, approximately 25,573,288 Shares issued and outstanding (which includes 289,814 restricted Shares). Based upon the foregoing, the Minimum Tender Condition will be satisfied if 13,330,916 Shares are validly tendered and not withdrawn prior to the Expiration Time. The actual number of Shares that are required to be tendered to satisfy the Minimum Tender Condition will depend upon the actual number of then outstanding Shares on a fully diluted basis at the Expiration Time.

2.	any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), as amended (including the rules and regulations promulgated thereunder) and any other applicable federal, state or foreign antitrust, competition or similar law having expired or been terminated;

3.	there not existing any temporary restraining order, pending or threatened preliminary injunction, nor any suit, action or proceeding by any governmental entity which challenges or seeks to enjoin or materially delay the closing of the Offer, the Merger or other transactions contemplated by the Merger Agreement and the CVR Agreement (the “Transactions”), or seeks to prohibit or impose any material limitations on VPI’s ownership of Synergetics and its subsidiaries, or the operation of all or a material portion of VPI’s or Synergetics’ and its subsidiaries, businesses or assets or to compel VPI, Synergetics or any of their subsidiaries to dispose of or hold separate any material portion of their businesses or assets;

4.	no applicable law and no permanent injunction or other judgment, order or decree entered, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any foreign jurisdiction being and remaining in effect which has the effect of (i) making illegal or otherwise prohibiting or materially delaying the Offer Closing or the consummation of the other Transactions (including the Tender Agreements (as defined below)), (ii) imposing any material limitations on VPI’s ownership of Synergetics and its subsidiaries, or the operation of all or a material portion of VPI’s or Synergetics’ and its subsidiaries, businesses or assets or (iii) compelling VPI, Synergetics or any of their subsidiaries to dispose of or hold separate any material portion of their businesses or assets;

5.	there not having been since the date of the Merger Agreement any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below);

6.	the Tender Agreements are valid, binding and enforceable on the parties thereto; and

7.	the Merger Agreement has not been terminated in accordance with its terms and the Offer has not been terminated in accordance with the terms of the Merger Agreement.

VPI and the Purchaser have the right to waive any of the conditions to the Offer in our sole discretion, other than the Minimum Tender Condition. The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

The Offer will expire at 11:59 p.m., New York City time, on Wednesday, October 14, 2015, unless the Offer is extended. See Sections 1, 13 and 15—“Terms of the Offer,” “Conditions of the Offer” and “Certain Legal Matters; Regulatory Approvals.”

The Synergetics Board has, subject to the terms and upon the conditions set forth in the Merger Agreement, by the unanimous approval of directors voting (with the Chief Executive Officer abstaining from the vote) (i) approved and declared the advisability of the Merger Agreement, the Tender Agreements, the Contingent Value Rights Agreement, the Offer, the Merger and the other Transactions, (ii) declared that it is in the best interests of Synergetics and its stockholders (other than VPI and the Purchaser) that Synergetics enter into the Merger Agreement and consummate the Transactions and that its stockholders tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to Synergetics and its stockholders (other than VPI and the Purchaser) and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer (the “Synergetics Board Recommendation”).

For factors considered by the Synergetics Board, see Synergetics’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

In connection with the execution of the Merger Agreement, certain officers and directors of Synergetics (collectively, the “Tendering Stockholders”) have entered into Tender Agreements, dated as of September 1, 2015, with VPI and the Purchaser (the “Tender Agreements”). Subject to the terms and upon the conditions of the Tender Agreements, each of the Tendering Stockholders has agreed, among other things, subject to certain exceptions, to tender his or her Shares pursuant to the Offer and not to transfer any of the Shares that are subject to the Tender Agreements.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by VPI and Synergetics and specified in the certificate of merger) (the “Effective Time”). At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held in the treasury of Synergetics and each Share owned by the Purchaser, VPI or any direct or indirect wholly owned subsidiary of VPI or by Synergetics immediately prior to the Effective Time which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto and (ii) any Shares owned by Synergetics’ stockholders who perfect their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price (the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Synergetics stock options and restricted stock in the Merger. Section 5—“U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes principal U.S. federal income tax consequences of the sale or exchange of Shares in the Offer and the Merger.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Synergetics’ stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement and (iii) at the time that the board of directors of the company to be acquired approves the merger agreement, no other party to the merger agreement is an “interested stockholder” under the DGCL. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Synergetics will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Synergetics. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions to the Merger, VPI, the Purchaser and Synergetics will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Synergetics in accordance with Section 251(h) of the DGCL. As a result of the Merger, Synergetics will cease to be a publicly traded company and will become a wholly owned subsidiary of VPI. See Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements.”

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the Expiration Time, and not properly withdrawn in accordance with the procedures set forth in Section 4—“Withdrawal Rights.” The term “Expiration Time” means 11:59 p.m., New York City time, on Wednesday, October 14, 2015, unless we, in accordance with the Merger Agreement, have extended the initial offering period of the Offer, in which event the term “Expiration Time” will mean the latest time and date at which the offering period of the Offer, as so extended by us, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements—Termination” occur.

To the extent permitted by applicable law, we expressly reserve the right to waive any condition and to make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Synergetics:

(1) reduce the number of Shares subject to the Offer;

(2) reduce the Offer Price or change the form of consideration payable in the Offer;

(3) change, modify or waive the Minimum Tender Condition;

(4) impose conditions to the Offer in addition to the conditions set forth in Section 13—“Conditions of the Offer” or modify or change any of the conditions to the Offer in a manner adverse to any holders of the Shares; or

(5) otherwise amend the Offer in any manner adverse to the holders of the Shares (other than in immaterial respects).

We may, in our sole and absolute discretion, increase the Offer Price payable in the Offer without the consent of Synergetics. If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the restrictions previously identified in paragraphs (1) through (5) above.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, we will (i) accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer and (ii) pay for all such shares (subject to any applicable tax withholding) as soon as practicable after the Expiration Time. Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer upon the expiration of the Offer is referred to herein as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to herein as the “Offer Closing Date.” The Merger Agreement provides that the Purchaser may, in its sole discretion and without the consent of Synergetics, and shall at the request of Synergetics, extend the offer for one or more consecutive increments of not more than ten business days each, the length of such period to be determined by VPI or the Purchaser (and if at the request of Synergetics, after consultation with Synergetics), until the earlier of (i) termination of the Merger Agreement in accordance with its terms or (ii) the Outside Date (defined in the Merger Agreement as March 1, 2016, unless the Offer Closing has not occurred due to the failure of the waiting period applicable to the consummation of the Offer or the Merger under the HSR Act to have expired or been terminated then such Outside Date to be automatically extended to June 1, 2016), if at any then-scheduled expiration date of the Offer all of the conditions to the Offer have not been satisfied or waived. In addition, the Purchaser is required to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the NASDAQ Stock Market applicable to the Offer or as may be required by any other governmental entity, provided, however, in no event will the Purchaser be required to extend the Offer beyond Outside Date. See Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements.”

There can be no assurance that we will be required or permitted under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

There will not be a subsequent offering period for the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the Expiration Time, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, VPI and the Purchaser may terminate the Merger Agreement and the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” See Sections 13 and 15—“Conditions of the Offer” and “Certain Legal Matters; Regulatory Approvals,” without prejudice to our rights set forth in Section 13—“Conditions of the Offer.” Our reservation of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return Shares deposited by or on behalf of Tendering Stockholders promptly after the termination or withdrawal of the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

Immediately following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Synergetics pursuant to Section 251(h) of the DGCL.

Synergetics has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Synergetics’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Time promptly after the later of (i) the Expiration Time or (ii) the satisfaction or waiver of the conditions to the Offer as set forth in Section 13— “Conditions of the Offer.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then the Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the Tendering Stockholders for purposes of receiving payments from us and transmitting such payments to the Tendering Stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

All Contingent Cash Consideration Payments will be made in accordance with the CVR Agreement. See Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements—Contingent Value Rights Agreement.” The contractual right to any Contingent Cash Consideration Payment will not be evidenced by any certificates.

3.	Procedures for Tendering Shares.

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear(s) on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Time, or who cannot complete the procedure for book-entry transfer prior to the Expiration Time, or who cannot deliver all required documents to the Depositary prior to the Expiration Time, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary (as provided below) prior to the Expiration Time; and

•	the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Capital Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Expiration Time.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement, the Purchaser will pay for Shares validly tendered and not validly withdrawn pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, Tendering Stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will the Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within three NASDAQ Capital Market trading days after the date of execution of the Notice of Guaranteed Delivery.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints the Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Synergetics, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. The Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of VPI, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

Backup Withholding. In order to avoid “backup withholding” at a rate of 28% of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until Expiration Time of the Offer (i.e., at any time prior to 11:59 p.m., New York City time on October 14, 2015), or in the event the Offer is extended, 11:59 p.m., New York City time on such date to which the Offer is extended. In addition, Shares may be withdrawn at any time after November 15, 2015, which is the 60th day after the date of the commencement of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of VPI, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Time.

If the Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may nevertheless, on the Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that Tendering Stockholders exercise withdrawal rights as described in this Section 4.

5.	U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of the principal United States federal income tax considerations relevant to the Offer or the Merger, as the case may be, applicable to Synergetics stockholders whose Shares are tendered and accepted for payment pursuant to the Offer, or whose Shares are converted into the right to receive the Merger Consideration in the Merger. This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of

1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation which may be relevant to particular Synergetics stockholders in light of their individual circumstances, such as stockholders subject to special tax rules including, without limitation, the following: persons that are subject to special expatriation rules; financial institutions; insurance companies; dealers or traders in securities or currencies or notional principal contracts; tax-exempt entities; persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; stockholders subject to the alternative minimum tax; regulated investment companies; real estate investment trusts; persons that own (or are deemed to own) 5% or more of the outstanding Shares; partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; persons that have a “functional currency” other than the U.S. dollar; and stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation, all of whom may be subject to U.S. federal income tax rules that differ significantly from those discussed below.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer and the Merger. We urge you to consult your tax advisor with respect to the particular U.S. federal, state and local or foreign tax consequences of the Offer and the Merger to you.

U.S. Holders. For purposes of this summary, a “U.S. holder” is a Synergetics stockholder that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation that is created in, or organized under the law of, the United States or any state or political subdivision thereof; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that has otherwise elected to be treated as United States person under the Code.

If a partnership holds Shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds Shares, you should consult your tax advisor regarding the tax considerations relevant to the Offer and the Merger.

General. The receipt of the Offer Price or the Merger Consideration, as applicable, by a U.S. holder whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the rights to receive the CVRs, with respect to which there is substantial uncertainty.

The Offer Price and the Merger Consideration each consist of cash and CVRs; consequently, the receipt of the Offer Price or the Merger Consideration, as applicable, may be treated as either a “closed transaction” or an “open transaction” for U.S. federal income tax purposes. The installment method of reporting any gain attributable to the receipt of CVRs will not be available because Synergetics common stock is traded on an established securities market. The following sections discuss the U.S. federal income tax consequences of the receipt of the Offer Price or the Merger Consideration, as applicable, in the event it is treated as an open transaction and, alternatively, in the event it is treated as a closed transaction. There is no authority directly addressing whether contingent payment rights with characteristics similar to the CVRs will be taxed as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Accordingly, holders are urged to consult their tax advisors regarding this issue. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of CVRs.

Treatment as Open Transaction. Receipt of the Offer Price or the Merger Consideration, as applicable, would generally be treated as an “open transaction” if the value of the CVRs cannot be “reasonably ascertained.” If the receipt of the Offer Price or the Merger Consideration, as applicable, is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. holder generally should recognize capital gain or loss upon consummation of the Offer or the Merger, as applicable, in an amount equal to the difference, if any, between the amount of cash received and such U.S. holder’s adjusted tax basis in the Shares tendered pursuant the Offer or converted into the right to receive the Merger Consideration pursuant to the Merger. Gain or loss recognized in the transaction must be determined separately for each identifiable block of Shares tendered pursuant the Offer or converted pursuant to the Merger (i.e., Shares acquired at the same cost in a single transaction). Any such gain or loss will be long-term capital gain if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.

If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the CVRs will not be taken into account in determining the holder’s taxable gain upon receipt of the Offer Price or the Merger Consideration, as applicable, and a U.S. holder will take no tax basis in the CVRs, but would be subject to tax as Contingent Cash Consideration Payments were made or deemed made in accordance with the U.S. holder’s regular method of accounting. A portion of such payments would be treated as interest income under Section 483 of the Code (as described below) and the balance, in general, as additional consideration for the disposition of the Shares. It is the position of the IRS, as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant “open transaction” treatment.

Treatment as Closed Transaction. If the value of the CVRs can be “reasonably ascertained,” the transaction generally will be treated as a “closed transaction” for U.S. federal income tax purposes, and gain or loss would be determined upon consummation of the Offer or the Merger, as applicable, in the same manner as if the transaction were an “open transaction,” except that a U.S. holder would take into account the fair market value of the CVRs, determined on the date of the consummation of the Offer or the Merger, as applicable, as an additional amount realized for purposes of calculating gain or loss with respect to the disposition of Shares.

If the transaction is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the CVRs will equal the fair market value of the CVRs on the date of the consummation of the Offer or the Merger, as applicable. The holding period of the CVRs will begin on the day following the date of the consummation of the Offer or the Merger, as applicable.

Future Payments on the CVRs

Treatment as Open Transaction. If the transaction is treated as an “open transaction,” a payment in the future to a U.S. holder of a CVR should be treated as a payment under a contract for the sale or exchange of Shares to which Section 483 of the Code applies. Under Section 483, a portion of the payment made pursuant to a CVR will be treated as interest, which will be ordinary income to the U.S. holder of a CVR. The interest amount will equal the excess of the amount received over its present value at the consummation of the Offer or the Merger, as applicable, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the three month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the consummation of the Offer or the Merger, as applicable. The maturity range of the relevant applicable federal rate will correspond to the period from the date of the disposition of Shares in the Offer or the Merger, as applicable, to the date the amount is received or deemed received. The U.S. holder of a CVR must include in its gross income interest pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and, when fixed, in the case of an accrual method holder). The portion of the payment pursuant to a CVR that is not treated as interest under Section 483 of the Code will be treated as gain from the sale of a capital asset, as discussed above.

Treatment as Closed Transaction. There is no authority directly addressing the treatment of contingent payment rights payments similar to the Contingent Cash Consideration Payments. You should therefore consult your tax advisor as to the taxation of such payments. Under characterization as a “closed transaction,” a portion of one or more payments with respect to each CVR could be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the CVR. To the extent that payments are not treated as such, payments may be treated as either (i) payments with respect to a sale of a capital asset, (ii) income taxed at ordinary rates or (iii) dividends. Additionally, it is possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described directly above under “Treatment as Open Transaction”).

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, you are urged to consult your tax advisors concerning the tax consequences resulting from the receipt of the CVRs in the Offer or the Merger, as applicable.

Information Reporting and Backup Withholding. Information reporting to the IRS generally will be required with respect to payments of the Offer Price or the Merger Consideration, as applicable, as well as to Contingent Cash Consideration Payments, to holders other than corporations and other exempt recipients. In addition, under the “backup withholding” provisions of the United States federal income tax laws, the Depositary may be required to withhold a portion of the amount of payments made to certain holders pursuant to the Offer or the Merger, as applicable, and possibly a portion of the amount of any Contingent Cash Consideration Payments. In order to prevent U.S. federal income tax backup withholding with respect to payments, a U.S. holder must provide the Depositary with such holder’s correct TIN and certify that such holder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain holders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the holder, and payments to the holder pursuant to the Offer or the Merger, as applicable, as well as payments pursuant to the CVRs, may be subject to backup withholding. All U.S. holders should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. For purposes of this summary, a “Non-U.S. holder” is a beneficial owner that is not a U.S. holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

The following discussion applies only to Non-U.S. holders, and assumes that no item of income, gain, deduction or loss derived by the Non-U.S. holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-U.S. holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-U.S. holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares. The receipt of the Offer Price or the Merger Consideration, as applicable, by a Non-U.S. holder whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger generally will be exempt from U.S. federal income tax unless:

•	the Non-U.S. holder is an individual that holds Shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	Synergetics is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of Shares and such holder is not eligible for any treaty exemption.

Synergetics believes it has not been, is not and does not anticipate becoming a United States real property holding corporation prior to the date of the consummation of the Offer and the Merger (and, if applicable, the date of any payment with respect to the CVRs) for U.S. federal income tax purposes.

Backup Withholding Tax. A Non-U.S. holder may be subject to backup withholding (currently at a rate of 28%) on the gross proceeds from the disposition of Shares pursuant to this Offer to Purchase or the Merger, and amounts received in respect of CVRs, unless the Non-U.S. holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such Non-U.S. holder is not a United States person or the Non-U.S. holder otherwise establishes an exemption from backup withholding in a manner satisfactory to the Depositary. See Section 3—“Procedures for Tendering Shares.” Backup withholding is not an additional tax. To the extent that any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. holder result in an overpayment of tax, the amount of such overpayment may be refunded or allowed as a credit against that holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act. In certain circumstances, the Foreign Account Tax Compliance Act (“FATCA”) imposes a withholding tax of 30% on U.S.-source interest and dividend income, and, after December 31, 2016, on the gross proceeds of a disposition of property of a type that can produce U.S.-source interest and dividend income, held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Shares or CVRs are held will affect the determination of whether such withholding is required. Similarly, interest and dividends payable on and, after December 31, 2016, gross proceeds from the disposition of property of a type that can produce U.S.-source interest and dividend income held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor generally will be required to provide to the IRS. Holders should consult their tax advisors regarding the possible implications of these rules in their particular situations.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER TO PURCHASE, THE MERGER OR THE OWNERSHIP OF CVRS. HOLDERS OF SHARES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.	Price Range of Shares; Dividends.

According to Synergetics’ Annual Report on Form 10-K for the fiscal year ended July 31, 2014, the Shares are traded on the NASDAQ Capital Market under the symbol “SURG.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NASDAQ Capital Market with respect to the fiscal years ended July 31, 2013 and July 31, 2014 as stated in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2014 and from public sources with respect to the subsequent periods noted below.

Fiscal Year Ended July 31, 2013:	High	Low
First Quarter	$5.50	$3.94
Second Quarter	5.44	2.92
Third Quarter	4.47	2.88
Fourth Quarter	4.99	3.80

Fiscal Year Ended July 31, 2014:	High	Low
First Quarter	$4.34	$3.24
Second Quarter	3.59	2.93
Third Quarter	3.50	2.95
Fourth Quarter	3.60	3.00

Current Fiscal Year:	High	Low
First Quarter	$4.99	$3.18
Second Quarter	5.94	4.32
Third Quarter (through September 15, 2015)	6.70	3.92

On September 1, 2015, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NASDAQ Capital Market during normal trading hours was $4.39 per Share. Synergetics has never paid dividends on its common stock. In Synergetics’ Annual Report on Form 10-K for the fiscal year ended July 31, 2014, Synergetics had indicated that it would continue to retain its earnings for use in its business and it did not anticipate paying dividends on Shares in the foreseeable future. Additionally, under the terms of the Merger Agreement, neither Synergetics nor its subsidiaries are permitted to declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or other equity interests except for dividends and distributions by a direct or indirect wholly owned subsidiary of Synergetics to Synergetics or any other wholly owned subsidiary of Synergetics. See Section 14—“Dividends and Distributions.”Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Capital Market. According to the published guidelines of The NASDAQ Stock Market, LLC (“NASDAQ”), NASDAQ would consider disqualifying the Shares for listing on The NASDAQ Capital Market if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of beneficial holders of round lots of

Shares falls below 300, (iii) the market value of publicly held Shares over a 30 consecutive business day period is less than $1,000,000, (iv) there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (v) the bid price for the Shares over a 30 consecutive business day period is less than $1 or (vi) (a) the market value of Synergetics’ listed securities is less than $35,000,000 over a ten consecutive business day period, (b) Synergetics has stockholders’ equity of less than $2,500,000, or (c) Synergetics’ net income from continuing operations is less than $500,000 for the most recently completed year and two of the last three most recently completed years. Shares held by officers or directors of Synergetics, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to Synergetics, there were, as of September 1, 2015, 25,573,288 Shares issued and outstanding (which includes 289,814 restricted Shares). If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from NASDAQ, the market for Shares will be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Synergetics upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause Synergetics to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Synergetics to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Synergetics. Furthermore, the ability of “affiliates” of Synergetics and persons holding “restricted securities” of Synergetics to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors’ of the Federal Reserve System (the “Federal Reserve Board’s”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning Synergetics.

The following description of Synergetics and its business was taken from Synergetics’ Annual Report on Form 10-K for the fiscal year ended July 31, 2014, and is qualified in its entirety by reference to such report.

Synergetics is a leading supplier of precision surgical devices. Synergetics’ primary focus is on the disciplines of ophthalmology and neurosurgery. Synergetics’ distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. Synergetics’ product lines focus upon precision engineered, disposable and reusable devices, procedural kits and the delivery of various energy modalities for the performance of less invasive surgery, including: (i) laser energy; (ii) ultrasonic energy; (iii) radio frequency energy for electrosurgery and lesion generation; and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field.

Synergetics is a Delaware corporation incorporated on June 2, 2005, in connection with the reverse merger of Synergetics, Inc. and Valley Forge Scientific Corp. (“Valley Forge”) and the subsequent reincorporation of Valley Forge (the predecessor to Synergetics USA) in Delaware. Synergetics, Inc. was founded in 1991. Valley Forge was incorporated in 1980 and became a publicly-held company in November 1989.

Synergetics’ corporate headquarters are located at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368. Synergetics’ telephone number at such corporate headquarters is (636) 939-5100.

Available Information. Synergetics is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Synergetics’ business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Synergetics’ securities, any material interests of such persons in transactions with Synergetics, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Synergetics’ stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Synergetics, who file electronically with the SEC. The address of that website is http://www.sec.gov. Synergetics also maintains an Internet website at http://www.synergeticsusa.com. The information contained in, accessible from or connected to Synergetics’ website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Synergetics’ filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Synergetics contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Valeant, VPI, the Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Synergetics contained in such documents and records or for any failure by Synergetics to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Valeant, VPI and the Purchaser.

General. VPI is a Delaware corporation with its principal offices located at 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807. The telephone number of VPI is (908) 927-1400. VPI is a wholly owned subsidiary of Valeant and holds the primary North American operations of Valeant.

The Purchaser is a Delaware corporation with its principal offices located at c/o Valeant Pharmaceuticals International, 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807. The telephone number of the Purchaser is (908) 927-1400. The Purchaser is a wholly owned subsidiary of VPI. The Purchaser was formed for the purpose of making a tender offer for all of the Shares of Synergetics and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

Valeant is a Canadian corporation with its principal offices located at Valeant Pharmaceuticals International, Inc., 4787 Levy Street, Montreal, Quebec, Canada, H4R 2P95200. The telephone number of Valeant is (514) 744-6792. Valeant is a multinational, specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products and medical devices primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupations, positions, offices or employment for at least the last five years for each director and each of the executive officers of Valeant, VPI and the Purchaser and certain other information are set forth in Schedule A hereto.

During the last five years, none of Valeant, VPI or the Purchaser or, to the best knowledge of Valeant, VPI and the Purchaser, any of the persons listed in Schedule A hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as provided in the Merger Agreement, the Tender Agreements or as otherwise described in this Offer to Purchase, (i) none of Valeant, VPI, the Purchaser, any majority-owned subsidiary of Valeant, VPI or the Purchaser or, to the best knowledge of Valeant, VPI and the Purchaser, any of the persons listed in Schedule A hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Valeant, VPI, the Purchaser or, to the best knowledge of Valeant, VPI and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement, the Tender Agreements or as otherwise described in this Offer to Purchase, none of Valeant, VPI, the Purchaser or, to the best knowledge of Valeant, VPI and the Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Synergetics, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Valeant, VPI, the Purchaser or, to the best knowledge of Valeant, VPI and the Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with Synergetics or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Valeant, VPI or any of their subsidiaries or, to the best knowledge of Valeant and VPI, any of the persons listed in Schedule A hereto, on the one hand, and Synergetics or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, VPI and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. VPI filings are also available to the public on the SEC’s internet website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

10.	Background of the Offer; Contacts with Synergetics.

Background of the Offer and the Merger; Past Contacts or Negotiations between VPI and Synergetics. The following is a description of contacts between representatives of Valeant, VPI or the Purchaser with representatives of Synergetics that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Synergetics’ activities relating to these contacts, please refer to Synergetics’ Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

In the spring of 2014, Valeant first considered the possibility of a business combination with Synergetics. In March 2014, Bausch & Lomb Incorporated (“B+L”) a subsidiary of Valeant, via its Senior Director of Marketing, Sandeep Lalit, approached Synergetics’ Vice President of Domestic Sales, Michael Fanning, to discuss a potential transaction between the two companies.

On March 11, 2014, Mr. Lalit sent a form of confidentiality agreement to Messrs. Fanning and Stroisch and requested further follow up.

On March 25, 2014, Messrs. Lalit, Fanning and Hable participated in a conference call during which Messrs. Fanning and Hable indicated that the Synergetics Board would give due consideration to any sufficiently specific indication of interest regarding an acquisition of Synergetics but the present circumstances of Synergetics did not warrant any active attempts to solicit interest for an acquisition of Synergetics.

During the period May through September 2014, representatives of Valeant and representatives of Synergetics corresponded from time to time about, among other matters, possibly entering into a confidentiality agreement and the terms thereof.

During the period August through October 2014, representatives of Valeant and representatives of Synergetics communicated regarding other potential business opportunities, none of which were found to be pursued by both parties.

On December 8, 2014, Messrs. Hable and Davis conducted a conference call and discussed the various potential strategic opportunities for the two companies. They determined that entry into a confidentiality agreement between their respective companies would be the best way to proceed. Following a period of negotiations, on January 6, 2015, Valeant and Synergetics entered into a confidentiality agreement.

In January 2015, representatives of Valeant requested initial information for purposes of evaluating a potential transaction and representatives of Synergetics provided certain information to Valeant in response to such request.

In February 2015, representatives of Synergetics continued to respond to requests for information from representatives of Valeant, and members of Synergetics’ management participated in several due diligence conference calls with representatives of Valeant.

During April 2015, Valeant internally discussed making an offer to Synergetics and representatives of Valeant and representatives of Synergetics continued to exchange requests for information and responses thereto.

On April 16, 2015, representatives of Valeant and B+L, including Michael Pearson, Chairman of the Board and Chief Executive Officer and Ari Kellen, Valeant Group Executive Vice President, met with Mr. Hable at a conference in San Diego, California. During the meeting, the parties discussed preliminary valuation of Synergetics.

On April 22, 2015, Mr. Hess emailed Mr. Hable with an updated list of due diligence questions.

On May 4, 2015, Mr. Davis emailed a non-binding letter of interest (the “LOI”) to Synergetics’ president and chief executive officer, David Hable, indicating Valeant’s interest in acquiring all of the outstanding common stock of Synergetics for a 20%-30% premium in cash, subject to entry into a period of exclusive negotiation and the execution of, customary definitive agreements.

On May 4, 2015, Mr. Davis sent a due diligence request list to representatives of William Blair & Company, LLC, Synergetics’ financial advisor.

On May 6, 2015 and May 14, 2015, Messrs. Hable and Chang engaged in brief calls to discuss the additional information requests made of Synergetics and Mr. Hable provided certain additional information regarding Synergetics. On May 7, 2015, representatives of Valeant began performing legal due diligence on Synergetics, based on publicly available materials.

On May 21, 2015, Mr. Hable sent a letter to Mr. Pearson indicating that the price range in the LOI was not in line with Synergetics’ value range. On May 28, 2015, Mr. Pearson responded to Mr. Hable with a non-binding proposal for Valeant to acquire 100% of the outstanding Shares for a purchase price in the range of $5.50 to $6.00 per Share in cash, subject to entry into a period of exclusive negotiation and the execution of, customary definitive agreements.

On June 3, 2015, Mr. Davis received a call from Mr. Hable to report that Synergetics was unwilling to respond to the revised offer at that time, but did extend an invitation for Valeant representatives to visit Synergetics in O’Fallon, Missouri.

On June 24, 2015, representatives of Valeant, including Mr. Pearson, participated in a meeting in O’Fallon, Missouri with representatives of Synergetics, including Mr. Hable, Ms. Boone, Mr. Fanning, Mr. Stroisch, and representatives of William Blair. At the meeting, Synergetics’ management team provided Valeant a high-level presentation of Synergetics’ business and Mr. Pearson indicated that Valeant would take into account the information obtained during the meeting and from its due diligence and consider re-submitting an indication of interest.

On June 26, 2015, Mr. Davis sent Mr. Hable an updated offer letter (the “Updated Offer Letter”), reiterating Valeant’s interest in a potential acquisition of Synergetics on terms identical to those in the LOI.

On June 29, 2015, Mr. Davis sent Synergetics a proposed Merger Agreement for discussion between the parties. On June 30, Mr. Davis requested an update from representatives of William Blair regarding next steps and sent an updated due diligence request to William Blair. Representatives of William Blair indicated that Synergetics would not respond to the Updated Offer Letter until receiving direction from the Synergetics Board.

On July 2, 2015, representatives of William Blair and representatives of Valeant held a conference call to discuss the status of Synergetics’ evaluation of Valeant’s proposal and Synergetics’ perspective on valuation.

On July 6, 2015, representatives of Valeant delivered a revised offer of an all cash offer to purchase the outstanding shares of Synergetics’ common stock at a price of $6.30 per share (the “Revised Offer”).

On July 12, 2015 representatives of William Blair informed Mr. Pearson that Synergetics would not accept the Revised Offer.

On July 25, 2015, Mr. Pearson sent a written proposal to Mr. Hable, including revised terms providing for payment of $6.50 per share upfront in cash, contingent value rights of $0.50 if net sales of Synergetics’ ophthalmology products achieve $55,000,000 on a trailing four calendar quarter basis with the final quarter being the quarter ended December 31, 2017 and an additional $0.50 contingent value right if net sales of Synergetics’ ophthalmology products achieve $65,000,000 on a trailing four calendar quarter basis with the final quarter being the quarter ended December 31, 2017. The offer was contingent on entering into a period of exclusive negotiation of, and execution of, customary definitive agreements.

On July 28, 2015, Mr. Davis presented to Mr. Hable an exclusivity letter from Valeant requesting a 30 day exclusivity period, which Synergetics declined to execute.

On July 31, 2015, representatives of Valeant sent representatives of Synergetics a revised draft of the merger agreement providing for the proposed payment structure including a draft of a contingent value rights agreement (the “CVR Agreement”).

On July 31, 2015, representatives of Valeant submitted an initial draft of the CVR Agreement to representatives of Synergetics.

On August 5, 2015, representatives of William Blair forwarded to Valeant a revised draft CVR Agreement containing Synergetics’ comments.

On August 6, 2015, representatives of Valeant provided comments to the draft CVR Agreement. On August 10, 2015, representatives of Synergetics delivered to representatives of Valeant a revised draft CVR Agreement and exclusivity letter. On August 11, 2015, representatives of Valeant delivered to Synergetics a revised draft CVR Agreement and exclusivity letter. On August 12, 2015, representatives of Synergetics called representatives of Valeant to discuss the draft CVR Agreement and to coordinate a discussion between Armstrong Teasdale LLP (“Armstrong Teasdale”), counsel to Synergetics, and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), counsel to Valeant. During the week of August 10, 2015 representatives of Skadden Arps and Armstrong Teasdale continued to negotiate the draft CVR Agreement.

On August 18, 2015, representatives Synergetics provided to Valeant a revised CVR Agreement that reflected changes requested by the Board, including an extension of the Milestone Achievement Period by six months (through June 30, 2018).

On August 19, 2015, Valeant agreed to extend the Milestone Achievement Period under the CVR Agreement to June 30, 2018 and on August 20, 2015, Valeant delivered a revised executed exclusivity letter to Synergetics. Synergetics executed the exclusivity letter on August 20, 2015.

Also on August 20, 2015, Armstrong Teasdale granted representatives of Valeant access to a virtual data room containing non-public Synergetics documents and began to respond to additional due diligence requests from representatives of Valeant and continued to do so through September 1, 2015.

On August 21, 2015 representatives of Armstrong Teasdale returned the draft Merger Agreement to representatives of Skadden Arps with proposed revisions. From August 25, 2015 through September 1, 2015, representatives of Armstrong Teasdale and representatives of Skadden Arps continued to negotiate the terms of the Merger Agreement through multiple drafts and telephone conversations. During the same period, representatives of Synergetics and Armstrong Teasdale responded to final due diligence requests of representatives of Valeant, and Valeant finalized its due diligence review. Armstrong Teasdale and Skadden Arps then finalized the Merger Agreement and the related disclosure letter.

On August 31, 2015, representatives of Skadden Arps provided forms of Tender Agreements to be signed by all directors and certain officers of Synergetics. Following negotiation, the Tender Agreements were finalized and entered into on September 1, 2015 in connection with the execution of the Merger Agreement.

The parties executed the Merger Agreement on the evening of September 1, 2015, and the transaction was announced on the morning of Wednesday, September 2, 2015.

11.	Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer and Plans for Synergetics

Purpose of the Offer. The purpose of the Offer and the Merger is for VPI and its affiliates, through the Purchaser, to acquire control of, and the entire equity interest in, Synergetics. Pursuant to the Merger, VPI will acquire all of the stock of Synergetics not purchased pursuant to the Offer or otherwise. Stockholders of Synergetics who sell their Shares in the Offer will cease to have any equity interest in Synergetics or any right to participate in its earnings and future growth. If the Merger is consummated, non-Tendering Stockholders also will no longer have an equity interest in Synergetics.

Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of Synergetics’ remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Merger Closing”) without a vote of the stockholders of Synergetics in accordance with Section 251(h) of the DGCL as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for Synergetics. At the Effective Time, the certificate of incorporation of Synergetics will be amended and restated in its entirety to be identical to the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, except that references therein to the Purchaser shall be automatically amended to become references to the Surviving Corporation, until thereafter changed or amended. The bylaws of the Purchaser in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation at the Effective Time except that references to the Purchaser shall be automatically amended to become references to the Surviving Corporation, until thereafter changed or amended. The Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated. See “The Merger—Organizational Documents, Directors and Officers of the Surviving Corporation” below.

VPI and the Purchaser are conducting a detailed review of Synergetics and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. VPI and the Purchaser will continue to evaluate the business and operations of Synergetics during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, VPI intends to review such information as part of a comprehensive review of Synergetics’ business, operations, capitalization and management with a view to optimizing development of Synergetics’ potential in conjunction with Synergetics’ or VPI’s existing businesses. Possible changes could include changes in Synergetics’ business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and VPI, the Purchaser and, after completion of the Offer and the Merger, the reconstituted Synergetics board of directors reserves the right to change their plans and intentions at any time, as deemed appropriate.

Except as disclosed in this Offer to Purchase, Valeant, VPI and the Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Synergetics, the disposition of securities of Synergetics, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Synergetics or its subsidiaries or the sale or transfer of a material amount of assets of Synergetics or its subsidiaries.

Summary of the Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Synergetics with the SEC on September 2, 2015 and which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—“Certain Information Concerning Synergetics” under “Available Information.” Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

The Offer

The Offer. The Merger Agreement provides that VPI and the Purchaser will commence the Offer to purchase any and all of the outstanding Shares. The obligations of the Purchaser to, and of VPI to cause the Purchaser to, accept for payment and pay for, any Shares tendered pursuant to the Offer are subject only to the conditions described in Section 13—“Conditions of the Offer” (each such condition, an “Offer Condition”). The Purchaser expressly reserves the right to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of Synergetics, the Purchaser will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Tender Condition, (iv) impose conditions to the Offer in addition to the conditions set forth in “Conditions of the Offer” or modify or change any of the conditions to the Offer in a manner adverse to any holders of the Shares or (v) otherwise amend the Offer in any manner adverse to the holders of Shares (other than in immaterial respects).

The initial Expiration Time of the Offer is 11:59 p.m., New York City time, on Wednesday, October 14, 2015. The Purchaser may, in its sole discretion and without the consent of Synergetics, and shall at the request of Synergetics, extend the Offer for one or more consecutive increments of not more than ten business days each, the length of such period to be determined by VPI or the Purchaser (and if at the request of Synergetics, after consultation with Synergetics), until the earlier of (i) termination of the Merger Agreement in accordance with its terms or (ii) the Outside Date (defined in the Merger Agreement as March 1, 2016, unless the Offer Closing has not occurred due to the failure of the waiting period applicable to the consummation of the Offer or the Merger under the HSR Act to have expired or been terminated, and in such event, the Outside Date will be automatically extended to June 1, 2016), if, on the then-scheduled Expiration Time of the Offer, any of the conditions to the offer, including the Minimum Tender Condition, is not satisfied or waived. Under the Merger Agreement, the Purchaser is also required to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the NASDAQ Stock Market applicable to the Offer or as may be required by any other governmental entity, provided, however, in no event will the Purchaser be required to extend the Offer beyond the Outside Date.

On the terms and subject to the conditions of the Offer and the Merger Agreement, the Purchaser will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Purchaser is permitted to do so in accordance with applicable law and the terms of the Offer and the Merger Agreement.

There will not be a subsequent offering period for the Offer.

Synergetics Actions. Synergetics has consented to the Offer, the Merger and the other Transactions and represented that the Synergetics board of directors (the “Synergetics Board”) has, subject to the terms and upon the conditions set forth in the Merger Agreement, (i) approved and declared the advisability of the Merger Agreement, the Tender Agreements, the CVR Agreement, the Offer, the Merger and the other Transactions, (ii) declared that it is in the best interests of Synergetics and its stockholders (other than VPI and the Purchaser) that Synergetics enter into the Merger Agreement and consummate the Transactions and that its stockholders tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to Synergetics and its stockholders (other than VPI and the Purchaser) and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer (collectively, the “Synergetics Board Recommendation”).

The Merger

The Merger. The Merger Agreement provides that, after the completion of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Synergetics, and Synergetics will be the Surviving Corporation.

Merger Without a Vote. The Merger Agreement provides the Merger shall be effected as soon as commercially practicable following the Offer Closing (subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement). The Merger will be governed by Section 251(h) of the DGCL and effected without a vote of Synergetics’ stockholders.

Organizational Documents, Directors and Officers of the Surviving Corporation. The Merger Agreement provides that the certificate of incorporation of Synergetics will be amended and restated in its entirety at the Effective Time to be identical to the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, except that references therein to the Purchaser shall be automatically amended to become references to the Surviving Corporation, until thereafter changed or amended. The bylaws of the Purchaser in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation at the Effective Time except that references to the Purchaser shall be automatically amended to become references to the Surviving Corporation, until thereafter changed or amended. The Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated.

Effects of the Merger; Exchange of Certificates

Conversion of Shares. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held in the treasury of Synergetics and each Share owned by the Purchaser, VPI or any direct or indirect wholly owned subsidiary of VPI or by Synergetics immediately prior to the Effective Time which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto and (ii) any Shares owned by Synergetics’ stockholders who properly perfect their appraisal rights under Section 262 of the DGCL) will be canceled and will be converted automatically into the right to receive the Merger Consideration.

At or prior to the Effective Time, VPI will deposit with American Stock Transfer & Trust Company LLC, in trust for the benefit of the holders of Shares immediately prior to the Effective Time, the Cash Consideration portion of the Merger Consideration to be paid in respect of the Shares.

Treatment of Options. At the Effective Time, each option to purchase Shares granted under Synergetics’ stock plans that is outstanding immediately prior to the Effective Time will become fully vested and exercisable and will be cancelled, and in consideration for such cancellation, the holder will receive, as soon as practicable following the Effective Time, (i) a lump sum cash payment equal to the total number of Shares subject to such option, multiplied by the excess, if any, of (a) $6.50 over (b) the per-share exercise price for such option, plus (ii) the contractual right to receive up to an additional $1.00 per Share in Contingent Cash Consideration Payments for each Share subject to such option, in each case, less any required withholding taxes and without interest.

Treatment of Restricted Shares. At the Effective Time, each restricted Share granted under Synergetics’ stock plans that is outstanding immediately prior to the Effective Time will become fully vested and will be cancelled, and in consideration for such cancellation, the holder will receive, as soon as practicable following the Effective Time, (i) a lump sum cash payment equal to $6.50, plus (ii) the contractual right to receive up to an additional $1.00 per Share in Contingent Cash Consideration Payments, in each case, less any required withholding taxes and without interest.

The Merger Agreement provides that prior to the Effective Time, Synergetics will take all actions reasonably necessary to effect the treatment of options and restricted Shares described above, to ensure that no person has any rights to acquire Shares or common stock of VPI or any of its subsidiaries (including the Surviving Corporation) pursuant to any Synergetics stock plan following the Effective Time, and to terminate all of Synergetics’ stock plans immediately prior to the Effective Time.

Representations and Warranties

Representations and Warranties of Synergetics. In the Merger Agreement, Synergetics has made customary representations and warranties to VPI and the Purchaser with respect to, among other matters, its organization, standing and corporate power; capitalization; authority relative to the Merger Agreement; financial advisor opinion; no conflict; required filings and consents; compliance with laws; regulatory compliance; SEC filings; financial statements; absence of certain changes or events; taxes; litigation; product liability and recalls; material contracts; employee benefit plans; labor and employment matters; title to personal properties; real property; environmental matters; intellectual property; brokers; insurance; information supplied for filings with the SEC in connection with the Offer; related party transactions; certain business practices; and takeover statutes.

Some of the representations and warranties in the Merger Agreement made by Synergetics are qualified by “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, the phrase “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts, circumstances or developments, (i) results in any change or effect that is or would reasonably be expected to be materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of Synergetics and subsidiaries of Synergetics, taken as a whole or (ii) prevents or materially impedes, hinders or delays the consummation by Synergetics of the Transactions; provided, however, that none of the following shall constitute or be taken into account in determining the existence of a Company Material Adverse Effect: (a) any change relating to the United States or global economy or securities markets in the United States in general, (b) any change to conditions affecting the medical device industry in which Synergetics participates in general, (c) any failure, in and of itself, by Synergetics to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (provided, that the underlying causes of such failure may be considered in determining whether a Company Material Adverse Effect has occurred), (d) the effect of any change after the date of the Merger Agreement in any applicable law or United States generally accepted accounting principles or the interpretation or enforcement thereof, (e) any natural disasters or changes in global or national economic or political conditions or acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date of the Merger Agreement or thereafter commenced), and terrorism, (f) a change in the market price or trading volume of the Shares (provided, that the underlying causes of such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred), (g) the execution or announcement of the Merger Agreement or the pendency or consummation of the

Transactions or (h) any effects directly resulting from or arising out of (1) the failure by Synergetics or any of its subsidiaries to take any action specifically prohibited by the Merger Agreement or (2) any actions taken by Synergetics or any of its subsidiaries as specifically required by the Merger Agreement or with the explicit consent of VPI or the Purchaser; except, in the cases of clauses (a), (b), (d) and (e), if such change, effect, event, occurrence, state of facts, circumstance or development disproportionately affects Synergetics as compared to other participants in the industry or industries in which Synergetics and its subsidiaries participate.

Representations and Warranties of VPI and the Purchaser. In the Merger Agreement, each of VPI and the Purchaser has made customary representations and warranties to Synergetics with respect to, among other matters, organization and good standing; authority relative to the Merger Agreement and the CVR Agreement; no conflict; required filings and consents; ownership and operations of the Purchaser; sufficiency of funds; litigation; ownership of Shares; brokers; and information supplied for filings with the SEC in connection with the Offer.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement for the benefit of the other parties thereto, and such representations and warranties should not be relied on by any other person, because such representations and warranties:

•	have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement—the information contained in this disclosure schedule modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•	were made only as of the date of the Merger Agreement, as of the Offer Closing Date or such other date as is specified in the Merger Agreement.

Covenants

Conduct of Business. The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, except (i) as disclosed in the Synergetics Disclosure Letter, (ii) as otherwise consented to by VPI in writing, (iii) as disclosed in the Synergetics Disclosure Letter or (iv) as otherwise explicitly required by the Merger Agreement, (i) Synergetics shall, and shall cause its subsidiaries to, use commercially reasonable efforts to conduct their respective businesses only in, and Synergetics and its subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (ii) Synergetics and its subsidiaries shall use their commercially reasonable efforts:

•	to preserve intact their business organizations,

•	to preserve their assets and properties in good repair and condition, and

•	to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of Synergetics and subsidiaries of Synergetics with customers, suppliers, licensors, licensees, distributors and other persons with which Synergetics or its subsidiaries have business dealings.

In addition, between the date of the Merger Agreement and the Effective Time, except: (i) as disclosed in the Synergetics Disclosure Letter, (ii) as otherwise explicitly required by the Merger Agreement or (iii) as otherwise consented to by VPI in writing, Synergetics and its subsidiaries are subject to customary restrictions to preclude, among other things:

•	amending organizational documents or the equivalent organizational documents of any subsidiary of Synergetics;

•	declaring or paying any dividends on or making other distributions;

•	splitting, reclassifying, combining or exchanging or entering into any similar transaction with respect to any of its capital stock or other equity interests or issuing or authorizing any other securities in respect of its capital stock or other equity interests;

•	repurchasing, redeeming or otherwise acquiring any shares of its capital stock other than in connection with the forfeiture, expiration, exercise and/or vesting of awards granted under Synergetics’ stock plans;

•	issuing or selling any of its securities other than issuing Shares upon exercise of options outstanding as of the date of the Merger Agreement in accordance with their terms as of such date;

•	incurring or guaranteeing indebtedness for borrowed money;

•	making any loans, advances or capital contributions to, or any investments in, any other person;

•	selling, leasing, licensing, pledging or otherwise encumbering or disposing of any assets or properties that are material, individually or in the aggregate, to Synergetics or its subsidiaries, other than permitted liens or entering into, modifying, supplementing or amending any lease or sublease of real property;

•	directly or indirectly acquiring (a) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person or (b) any material assets;

•	adopting a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	changing accounting policies;

•	except to the minimum extent required in order to comply with applicable law or except as required by any benefit plans or agreements (a) amending any of the terms or conditions of employment for any of its directors or officers, (b) adopting, entering into, terminating or amending any benefit plan or agreement or collective bargaining agreement, (c) increasing in any manner the compensation or benefits of, or paying any bonus to, any participant, (d) granting any awards under any benefit plan or agreement or removing or modifying existing restrictions in any benefit plan or agreement on any awards made thereunder, (e) taking any action to accelerate the vesting or payment of any compensation or benefits under any contract, benefit plan or agreement, (f) making any material determination under any benefit plan or agreement that is inconsistent with the ordinary course of business or past practice or (g) hiring, terminating, promoting or demoting any officer or employee whose base salary is less than $60,000;

•	modifying or amending in any material respect or terminating or cancelling or waiving, releasing or assigning any material rights or claims with respect to any material contract or entering into any contract that would qualify as a material contract;

•	entering into any material contract relating to the development or commercialization of any Synergetics product or other medical product, including but not limited to licensing, development, manufacturing, distribution, co-development, marketing or co-marketing agreements, or any material contract containing exclusivity provisions or restrictive covenants;

•	paying, loaning or advancing any amount to, or selling, transferring or leasing any properties or assets to, or entering into any agreement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

•	forming or commencing the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof;

•	entering into any new line of business or increasing the scope of any line of business (other than continued development of pipeline products);

•	making, changing or revoking any tax election or method of tax accounting, filing any tax returns that have been prepared in a manner that is inconsistent with past practices, filing any material amended tax return, settling or compromising any claim, investigation, audit, liability or controversy for or relating to taxes, agreeing to an extension or waive the statute of limitations with respect to the assessment or determination of taxes, entering into any closing agreement with respect to any tax or surrendering any right to claim a material tax refund;

•	making or agreeing to make any new capital expenditure or expenditures that are not budgeted for in the capital budget and exceed $50,000 individually or $150,000 in the aggregate;

•	settling litigation or cancelling any material indebtedness; or

•	except as consistent with the ordinary conduct of its business and past practice (a) granting, acquiring, disposing of, or permitting to lapse material intellectual property rights or disclosing trade secrets; (b) settling or instituting litigation concerning material intellectual property; or (c) failing to take any action necessary to protect material intellectual property owned, used or held for use.

Synergetics is also required, at its expense, to file the necessary corrective change of ownership and records with all patent, trademark and copyright offices and domain name registrars and other similar authorities in any jurisdiction throughout the world where intellectual property owned by Synergetics or any subsidiary is recorded in the name of one or more legal predecessors of Synergetics or its subsidiaries or any person other than Synergetics or its subsidiaries.

Reasonable Best Efforts. The Merger Agreement requires each of the parties to the Merger Agreement to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to Merger Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental entities and the making of all other necessary registrations and filings (including filings with governmental entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties necessary to consummate the Transactions, (iii) the preparation of any documents that may be required to be filed with the SEC, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate any of the Transactions, and to fully carry out the purposes of, the Merger Agreement and (v) the providing of all such information concerning such party, its subsidiaries and its affiliates as well as the officers, directors, employees and partners of its subsidiaries and affiliates, in each case, as may be reasonably requested in connection with any such matters set forth in this paragraph and regulatory matters.

The Merger Agreement further provided that VPI, the Purchaser and Synergetics each must make or cause to be made, in cooperation with each other and to the extent applicable and as promptly as practicable, (i) no later than September 23, 2015, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, which was completed on such date, and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other governmental entities under competition laws relating to the Transactions.

Each party must use its commercially reasonable efforts to furnish to each other party all information required for any filing, form, declaration, notification, registration and notice with respect to competition laws and the Transactions. Each party must give the other parties reasonable prior notice of any communication with, and any proposed understanding or agreement with, any governmental entity regarding any filings, forms, declarations, notifications, registrations or notices with respect to competition laws and the Transactions, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication, understanding or agreement with any governmental entity with respect to the Transactions. However, such materials may be redacted or withheld (i) as necessary to comply with contractual agreements, (ii) as necessary to address reasonable privilege or confidentiality concerns and (iii) to remove references concerning the valuation of Synergetics and subsidiaries of Synergetics. None of the parties can independently participate in any meeting, or engage in any substantive conversation, with any governmental entity in respect of any filings or inquiry with respect to competition laws and the Transactions without giving the other parties prior notice of the meeting and, unless prohibited by such governmental entity, the opportunity to attend and/or participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any competition law. Without limiting the foregoing, VPI and Synergetics must each use its commercially reasonable efforts (a) to avoid the entry of any judgment that would restrain, prevent or delay the closing, (b) to eliminate every impediment under any competition law that may be asserted by any governmental entity so as to enable the closing to occur as soon as reasonably possible (and in any event no later than the Outside Date) and (c) vigorously to contest and resist any such action or proceeding, including any administrative or judicial action. VPI must control and lead all communications and strategy relating to the competition laws (provided that Synergetics is not constrained from complying with applicable law), provided, further, that the parties must consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to any competition law.

Notwithstanding anything to the contrary contained in the Merger Agreement, the parties agreed that neither VPI nor its affiliates are required, and Synergetics and its affiliates will not agree with any governmental entity without the prior consent of VPI, to divest any of its businesses, product lines or assets, hold separate or take or agree to take any other action or agree to any limitation or restriction in order to resolve any objections asserted under competition laws by any governmental entity with respect to any of the Transactions if such action (i) would, or would reasonably be expected to, materially and adversely affect Synergetics and its subsidiaries, taken as a whole, (ii) would, or would reasonably be expected to, materially impair the benefits sought to be derived by VPI from the Transactions (taking into account, among other things, effects on the assets, business and operations and relationships of VPI and its subsidiaries and of Synergetics and its subsidiaries) or (iii) causes VPI to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of any material operations, divisions, businesses, product lines, customers or assets of VPI or its subsidiaries, or any other actions that may materially limit VPI’s freedom of action with respect to, or its ability to retain, any of its subsidiaries, material operations, divisions, businesses, product lines, customers or assets (with materiality being measured based on the size of Synergetics and its subsidiaries, taken as a whole).

No Solicitation. The Merger Agreement contains provisions prohibiting Synergetics and its subsidiaries, as well as their respective directors, officers, consultants, legal counsel, financial advisors, authorized agents, employees at or above the level of vice-president or director and accountants, from, directly or indirectly:

•	soliciting, initiating, facilitating or encouraging (including by way of furnishing or providing access to non-public information with the intent of encouraging the making, submission or announcement of any Takeover Proposal (as defined below)), any inquiries or proposals that constitute, or which would reasonably be expected to lead to, a Takeover Proposal;

•	participating in any discussions or negotiations with any third party regarding any Takeover Proposal;

•	approving any transaction under, or any person (other than VPI or the Purchaser) becoming an “interested stockholder” under, Section 203 of the DGCL (except in connection with the Transactions); or

•	entering into any merger or other agreement, agreement in principle, letter of intent, term sheet, joint venture agreement, partnership agreement or other similar instrument constituting or related to any Takeover Proposal.

The Merger Agreement requires that each of Synergetics and its subsidiaries, as well as their respective directors, officers, consultants, legal counsel, financial advisors, authorized agents and employees at or above the level of vice-president or director to, immediately cease and cause to be terminated any discussions or negotiations with any person with respect to a Takeover Proposal, and concurrently therewith must request the return from, or destruction by, all such persons of all copies of confidential information previously furnished in connection with exploring any Takeover Proposal prior the date of the Merger Agreement and must terminate access to any data room by any person other than VPI and its directors, officers, consultants, legal counsel, financial advisors, authorized agents and employees at or above the level of vice-president or director.

Notwithstanding the above limitations, if the Synergetics Board receives an unsolicited, bona fide written Takeover Proposal made after the date of the Merger Agreement but prior to the Offer Closing Date, that did not result from or arise in connection with a breach of the non-solicitation provisions of the Merger Agreement and that the Synergetics Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below), Synergetics may, at any time prior to the Offer Closing Date, if the Synergetics Board determines (after consultation with outside counsel) that failure to take such actions would be inconsistent with the Synergetics Board’s fiduciary duties to Synergetics’ stockholders, and subject to compliance with the non-solicitation provisions of the Merger Agreement and after giving VPI not less than 48 hours written notice of such determination by Synergetics Board:

•	furnish information with respect to Synergetics and its subsidiaries to the person making such Takeover Proposal, but only after such person enters into a customary confidentiality agreement with terms substantially similar to, and with a standstill not less restrictive of and other provisions not less restrictive of such entity (other than in an immaterial respect), than those contained in the confidentiality agreement, dated January 6, 2015 between Synergetics and Valeant (the “Confidentiality Agreement”); provided, that (i) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Synergetics and (ii) Synergetics provides VPI, in accordance with the terms of the Confidentiality Agreement, any non-public information with respect to Synergetics furnished to such other entity which was not previously furnished to VPI prior to the time it was provided to such other entity, which information shall be treated in accordance with the terms of the Confidentiality Agreement, and

•	participate in discussions or negotiations with the person making such Takeover Proposal regarding such Takeover Proposal.

Synergetics is required to promptly advise VPI orally and in writing (and in any case within 24 hours of knowledge of receipt) of the receipt by Synergetics of any Takeover Proposal, or any inquiry that would reasonably be expected to lead to any Takeover Proposal, or any request for information relating to Synergetics or any of its subsidiaries or for access to the business, properties, assets, books or records of Synergetics or any of its subsidiaries by any third party with respect to a Takeover Proposal. Synergetics must, in any such notice to VPI, indicate the identity of the person making such Takeover Proposal, indication or request, and the terms and conditions of such Takeover Proposal, indication or request, and thereafter must keep VPI reasonably informed, in a prompt manner, of all material developments affecting the status and terms of any such Takeover Proposal, indication or request or any changes to the terms thereof and of the status of any such discussions or negotiations. In addition, during the period from the date of the Merger Agreement through the Effective Time, Synergetics must enforce, and not terminate, amend, modify or waive (except for waiver of any standstill provisions to allow such counterparty to make a proposal to the Synergetics Board) any provision of any confidentiality agreement to which it or any of its subsidiaries is a party.

“Takeover Proposal” is defined in the Merger Agreement as any inquiry, proposal or offer (whether in writing or otherwise) from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than VPI and its subsidiaries, relating to any:

•	direct or indirect acquisition of assets of Synergetics or any of its subsidiaries equal to more than 15% of Synergetics’ consolidated assets or to which more than 15% of Synergetics’ revenues or earnings on a consolidated basis are attributable,

•	direct or indirect acquisition of more than 15% of any class of equity securities of Synergetics or any of its subsidiaries, or

•	tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 15% of any class of equity securities of Synergetics or any of its subsidiaries or of any resulting parent company of Synergetics, other than the Transactions.

“Superior Proposal” means a bona fide written Takeover Proposal (substituting references to 15% in the definition of “Takeover Proposal” with references to 50%) that did not arise from a breach of the non-solicitation provisions of the Merger Agreement (other than an immaterial breach), is obtained after the date of the Merger Agreement but prior to the Offer Closing Date, with no financing contingency and that the Synergetics Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Synergetics from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Offer and the Merger Agreement (including any changes to the terms of the Offer and Merger Agreement proposed by VPI in response to such offer or otherwise) and (ii) reasonably capable of being completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects and terms of such proposal and the third party.

Changes of Recommendation. Except as expressly permitted by the non-solicitation provisions of the Merger Agreement, neither the Synergetics Board nor any committee thereof may:

•	(i) withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to VPI or the Purchaser, the Synergetics Board Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal or take any action or make any public statement that is inconsistent with the Synergetics Board Recommendation; (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer from any third party (other than (a) a recommendation against such offer, (b) a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (c) a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (d) fail to include the Synergetics Board Recommendation in the Schedule 14D-9 (any action described in this bullet, an “Adverse Recommendation Change”) or

•	approve or recommend, or propose publicly to approve or recommend, or allow Synergetics or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement constituting or related to, or that is intended or reasonably expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to above) (each, a “Synergetics Acquisition Agreement”).

However, at any time prior to the Offer Closing Date, the Synergetics Board may make an Adverse Recommendation Change and, following or concurrently with an Adverse Recommendation Change, may authorize Synergetics to terminate the Merger Agreement and enter into a Synergetics Acquisition Agreement (provided that concurrently with entering such Synergetics Acquisition Agreement, Synergetics terminates the Merger Agreement and pays the Termination Fee (defined below)), if:

•	the Synergetics Board receives, after the date of the Merger Agreement but before the Offer Closing Date, an unsolicited, bona fide written Takeover Proposal that did not result from a breach of the non-solicitation restrictions under the Merger Agreement (other than in any immaterial respect) and determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes a Superior Proposal and authorizes Synergetics to enter into a Synergetics Acquisition Agreement with respect to such Superior Proposal;

•	the Synergetics Board determines (after consultation with outside counsel) that failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of Synergetics under applicable law;

•	Synergetics has promptly provided written notice to VPI at least five business days before taking such action advising VPI that the Synergetics Board is considering making an Adverse Recommendation Change and specifying the material terms of the Takeover Proposal, identifying the person making the Superior Proposal, and including copies of any written materials relating to such Takeover Proposal (a “Notice of Adverse Recommendation”);

•	if requested by VPI, during such notice period Synergetics and its representatives have negotiated in good faith with VPI and its representatives to make such adjustments in the terms of the Merger Agreement as would enable VPI to proceed with the Transactions on such adjusted terms, and, at the end of such notice period, after taking into account any such adjusted terms as may have been proposed by VPI, the Synergetics Board shall have again in good faith made a determination in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes a Superior Proposal; and

•	in the event of any material change to the terms of a Superior Proposal, Synergetics has, in each case, made a determination in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes a Superior Proposal, delivered a new Notice of Adverse Recommendation and commenced a new notice period of at least 48 hours before taking such action.

The Synergetics Board may also make an Adverse Recommendation Change for a reason unrelated to a Takeover Proposal if the Synergetics Board determines (based on a written opinion of outside counsel) that, in light of material facts, events or circumstances in each case related to Synergetics that have developed since the date of the Merger Agreement that did not exist to the knowledge of Synergetics prior to the date of the Merger Agreement, failure to take such actions would be inconsistent with the Synergetics Board’s fiduciary duties to Synergetics’ stockholders under applicable law, provided that (i) Synergetics has provided a Notice of Adverse Recommendation (including a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action) to VPI at least five business days before taking such action and (ii) if requested by VPI, during such notice period Synergetics and its representatives have negotiated in good faith with VPI and its representatives to make such adjustments in the terms of the Merger Agreement as would enable VPI to proceed with the Transactions on such adjusted terms, and, at the end of such notice period, after taking into account any such adjusted terms as may have been proposed by VPI, the Synergetics Board shall have again made a determination (based on a written opinion of outside counsel) that failure to make an Adverse Recommendation Change would be inconsistent with the Synergetics Board’s fiduciary duties to Synergetics’ stockholders under applicable law.

Stockholder Litigation. Synergetics shall give VPI the opportunity to participate (at VPI’s expense) in the defense or settlement of any stockholder litigation against Synergetics and its directors relating to the Transactions; provided, however, that no such settlement shall be agreed to without VPI’s prior written consent (not to be unreasonably conditioned, withheld or delayed, except that VPI shall not be obligated to consent to any settlement which does not include a full release of Synergetics, VPI and its affiliates or which imposes an injunction or other equitable relief upon Synergetics, VPI or any of its affiliates, including, after the Effective Time, the Surviving Corporation).

Employee Matters. The Merger Agreement provides that, for a period of one year following the Offer Closing, VPI will, or will cause the Surviving Corporation to, provide the employees of Synergetics and its subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period with either (i) compensation and benefits which, taken as a whole, have a value substantially comparable in the aggregate to the compensation and benefits provided by Synergetics and its subsidiaries as of the date of the Merger Agreement or (ii) compensation and benefits which, taken as a whole, have a value substantially comparable, in the aggregate, to the compensation and benefits provided to similarly situated employees of VPI and its subsidiaries, provided that, in either case, neither VPI nor the Surviving Corporation will be required to provide any equity based compensation. VPI will have no obligation and Synergetics will take no action that would have the effect of requiring VPI or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

For purposes of determining eligibility to participate in, and non-forfeitable rights under, any employee benefit plan or arrangement of VPI or the Surviving Corporation or any of their respective subsidiaries (but not for purposes of benefit accrual under any defined benefit pension plan), Covered Employees will receive service credit for service with Synergetics (and with any other entities for which Synergetics granted service credit) as if such service had been completed with VPI, except to the extent that such recognition would result in any duplication of benefits for the same period of service. The Merger Agreement also requires VPI to (i) cause any pre-existing condition limitations under any health or welfare plan of VPI or the Surviving Corporation or any of their respective subsidiaries to be waived for Covered Employees and their covered dependents to the extent such Covered Employee or dependent was no longer subject to such pre-existing condition limitations under the corresponding Synergetics benefit plan he or she was participating in and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid during the portion of the calendar year prior to the Merger Effective Time in satisfying any applicable co-payment and deductible requirements for such calendar year under any health or welfare plan of VPI or the Surviving Corporation or any of their respective subsidiaries in which such Covered Employee participates after the Effective Time.

In addition, if requested by VPI prior to the Merger Closing, Synergetics will terminate the 401(k) plan as of the date immediately preceding the Merger Closing.

Director and Officer Indemnification and Insurance. The Merger Agreement provides that VPI agrees to, for a period of six years from and after the Effective Time, (i) indemnify and hold harmless all past and present directors, officers and employees of Synergetics to the same extent such persons were indemnified as of the date of the Merger Agreement by Synergetics pursuant to its certificate of incorporation and bylaws and any indemnification agreements in existence on the date of the Merger Agreement for acts or omissions occurring at or prior to the Effective Time, (ii) advance expenses as incurred to the extent provided for under such indemnification agreements and (iii) with respect to acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions, to indemnify and hold harmless such persons to the fullest extent permitted by law. The Merger Agreement also provides that VPI will cause the Surviving Corporation to provide, for an aggregate period of not less than six years from and after the Effective Time, Synergetics’ current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than Synergetics’ existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; however, the Surviving Corporation will not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid by Synergetics. In lieu of the foregoing, (i) VPI may substitute therefor a single premium tail coverage with respect to directors’ and officers’ insurance at a level at least as favorable as in the directors’ and officers’ insurance as of the date of the Merger Agreement, or (ii) if VPI does not make the substitution provided for in clause (i), then the Surviving Corporation may substitute single premium tail coverage with respect to such insurance at a level at least as favorable as in the directors’ and officers’ insurance for a premium not to exceed 300% of the last annual premium paid prior to the date of the Merger Agreement.

Termination of Credit Agreements. The Merger Agreement requires Synergetics to deliver, prior to or at the Offer Closing Date, executed payoff letters to VPI for the Amended and Restated Loan and Security Agreement, dated as of December 16, 2014, by and among Synergetics and certain of its subsidiaries, as borrowers, and Regions Bank, as lender (the “Credit Agreement”) and any other outstanding debt, containing evidence of the satisfaction of such debt and agreement by the lenders of such debt to release all liens and to authorize the filing of such documents as are reasonably necessary to release such liens. Prior to or at the Offer Closing Date, the Company shall have obtained documents as are reasonably necessary to release such liens, including executed terminations and releases of outstanding mortgages and security interests. Synergetics has also acknowledged under the Merger Agreement that as of the Merger closing date, it and its subsidiaries will have no indebtedness.

Conditions to Consummation of the Merger

Pursuant to the Merger Agreement, the respective obligations of Synergetics, VPI and the Purchaser to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	No law shall have been enacted or promulgated after the date of the Merger Agreement which prohibits the consummation of the Merger and there shall be no order issued by a governmental entity of competent jurisdiction in effect prohibiting consummation of the Merger;

•	the approvals, consents, and consultations that are required or advisable, as determined by VPI, by the applicable competition laws shall have been obtained, or any applicable waiting period thereunder shall have expired or shall have been terminated;

•	no action or proceeding by any governmental entity of competent jurisdiction shall have been commenced and be continuing that seeks to make illegal, enjoin or prevent in any respect the transactions contemplated by the Merger Agreement;

•	the Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer; and

•	the CVR Agreement shall have been executed by VPI and the Rights Agent and be in full force and effect.

Termination

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

•	by mutual written consent of VPI and Synergetics;

•	by either VPI or Synergetics by written notice to the other party:

•

if the Offer Closing has not occurred by March 1, 2016 (the “Outside Date”); provided, however, that (i) if all of the conditions to the Offering Closing have been satisfied or waived or are then capable of being satisfied, other than the expiration or termination of the waiting period under the competition laws, the Outside Date will be automatically extended to June 1, 2016, and (ii) this right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer Closing to have occurred on or by the Outside Date (an “Outside Date Termination”); or

•	if any law, order or judgment having the effect of prohibiting the consummation of the Merger is in effect and has become final and nonappealable; provided, however, that this right to terminate the Merger Agreement shall not be available to any party if the order or judgment was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement.

•	by VPI by written notice to Synergetics:

•	at any time prior to the Offer Closing, upon an Adverse Recommendation Change (whether or not in compliance with the non-solicitation restrictions under the Merger Agreement) (an “Adverse Recommendation Termination”);

•	if, prior to the Offer Closing, Synergetics has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) has resulted in or would reasonably be expected to result in the failure of certain Offer Conditions relating to Synergetics’ representations, warranties and covenants and (ii) is incapable of being cured, or is not cured, by Synergetics by the earlier of the Outside Date or twenty business days following receipt by Synergetics of written notice of such breach or failure to perform (a “Synergetics Breach Termination”);

•	if the Synergetics Board fails to reaffirm publicly the Synergetics Board Recommendation within five business days of VPI’s written request for such reaffirmation (or if such request is less than five business days prior to the Outside Date, by the close of business on the penultimate business day preceding the Outside Date) (a “Failure to Affirm Termination”);

•	if, prior to the Offer Closing, Synergetics has materially breached any of its non-solicitation or recommendation obligations under the Merger Agreement (a “Non-Solicitation/Recommendation Termination”); or

•	if, at the Expiration Time, VPI is not required to extend the Offer pursuant to the Merger Agreement and any of the conditions to the Offer shall not have been satisfied (an “Expiration Time Termination”);

•	by Synergetics by written notice to VPI:

•	if, prior to the Offer Closing, VPI or the Purchaser has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) has prevented or materially delayed or would reasonably be expected to prevent or materially delay the consummation by VPI or Purchaser of the Transactions and (ii) is not curable or has not been cured before the earlier of the Outside Date or 20 business days following the date VPI receives written notice of such breach or failure to perform;

•	at any time prior to the Offer Closing, to accept and enter into a binding agreement with respect to a Superior Proposal; provided, that no termination of the Merger Agreement pursuant to this condition shall be effective unless Synergetics shall have complied in all material respects with the no solicitation provisions and Synergetics shall have paid the Termination Fee described below (a “Superior Proposal Termination”); or

•	if Purchaser fails to commence the Offer within ten business days following the date of the Merger Agreement or if the Purchaser fails to consummate the Offer in accordance with the terms of the Offer and the Merger Agreement; unless the reason for the Purchaser’s failure to consummate the Offer is proximately caused by Synergetics’ breach of the Merger Agreement.

Effect of Termination. If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect without liability on the part of any party to the other party, except that (i) certain specified provisions of the Merger Agreement will survive, including those described in “Termination Fee” below and (ii) nothing in the Merger Agreement (including the payment of the Termination Fee) will relieve any party of liability for fraud, any willful breach or any willful misrepresentation.

Termination Fee. Synergetics has agreed to pay VPI a termination fee of $6,200,000 (the “Termination Fee”) if:

•	(i) prior to the Offer Closing, a Takeover Proposal shall have been made to Synergetics and becomes publicly known or shall have been made directly to the stockholders of Synergetics generally prior to the Offer Closing or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (ii) the Merger Agreement is terminated by VPI due to a Synergetics Breach Termination or Expiration Time Termination and (iii) within 12 months after such termination, Synergetics enters into a definitive agreement to consummate a Takeover Proposal or consummates a Takeover Proposal (regardless of whether such Takeover Proposal is the same Takeover Proposal referred to in (i)), provided, that for purposes of this bullet, references to 15% in the definition of “Takeover Proposal” shall be deemed to be references to 50% ;

•	(i) prior to the Offer Closing, a Takeover Proposal shall have been made to Synergetics or shall have been made directly to the stockholders of Synergetics generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (ii) thereafter the Merger Agreement is terminated by VPI or Synergetics pursuant to an Outside Date Termination and (iii) within 12 months after such termination, Synergetics enters into a definitive agreement to consummate a Takeover Proposal or consummates a Takeover Proposal (regardless of whether such Takeover Proposal is the same Takeover Proposal referred to in clause (i)); provided, that for purposes of this bullet, references to 15% in the definition of “Takeover Proposal”shall be deemed to be references to 50%;

•	the Merger Agreement is terminated by VPI pursuant to an Adverse Recommendation Termination, a Failure to Affirm Termination or a Non-Solicitation/Recommendation Termination; or

•	the Merger Agreement is terminated by Synergetics pursuant to a Superior Proposal Termination.

The Termination Fee will be payable by Synergetics to VPI by wire transfer of same-day funds as follows: (i) on the date of termination of the Merger Agreement in the case of the event described in the fourth bullet above, (ii) within five business days after termination in the case of the event described in the third bullet above, and (iii) upon the earlier of the entry into a definitive agreement with respect to a Takeover Proposal or the consummation of a Takeover Proposal in the case of the event described in the first or second bullet above. The parties have agreed in the Merger Agreement that, absent fraud or willful breach, payment of the Termination Fee shall be the sole and exclusive remedy available to VPI and Purchaser against Synergetics with respect to the Merger Agreement in the event the Termination Fee becomes due and payable under the terms of the Merger Agreement, and, upon payment of the Termination Fee, neither Synergetics, nor any of its subsidiaries, shall have any further liability to VPI and the Purchaser relating to or arising out of the Merger Agreement or any of the Transactions. In no event shall Synergetics be required to pay the Termination Fee on more than one occasion.

If Synergetics fails promptly to pay the Termination Fee, and, to obtain such payment, VPI commences a suit which results in a judgment against Synergetics for the amount(s) due pursuant to the Termination Fee provisions of the Merger Agreement, Synergetics will pay to VPI its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Expenses. All fees and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not any of the Transactions are consummated, except as described in “Termination Fee” above.

Amendment

Subject to compliance with applicable law, the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective boards of directors, at any time; provided, that after the Offer Closing there shall be no amendment that decreases the Merger Consideration or that would cause the Merger not to be consummated as soon as practicable following the Offer Closing. No amendment shall be made to the Merger Agreement after the Effective Time.

Waiver

At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party thereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights and the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Contingent Value Rights Agreement

Pursuant to the Merger Agreement, VPI has entered into an agreement with American Stock Transfer & Trust Company, LLC (the “Rights Agent”) for the purpose of establishing the terms, policies and procedures by which those stockholders entitled to any of the Contingent Cash Consideration Payments, summarized above under “Introduction,” will be paid.

Pursuant to the CVR Agreement, within five business days after Valeant files its first Quarterly Report on Form 10-Q or Annual Report on Form 10-K following the end of the four consecutive calendar quarters during which the Milestone 1 Net Sales Event and/or the Full Milestone 2 Net Sales Event, as applicable, is achieved, VPI shall deliver to the Rights Agent (i) a certificate certifying that the CVR holders are entitled to receive the Milestone 1 Payment and/or the Full Milestone 2 Payment (a “Compliance Certificate”) and (ii) an amount in cash equal to the aggregate Milestone 1 Payment and/or Full Milestone 2 Payment, as applicable, with respect to all CVRs. The Rights Agent shall promptly (and in no event later than five Business Days after receipt thereof by the Rights Agent) send to each CVR holder at its address set forth in the CVR Register a copy of the Compliance Certificate and an amount in cash equal to the Milestone 1 Payment and/or the Full Milestone 2 Payment, as applicable, with respect to each CVR held by such CVR holder. Such Contingent Cash Consideration Payments will be up to $1.00 per Share in the aggregate, upon the achievement of the Milestone 1 Net Sales Event or the Full Milestone 2 Net Sales Event, as applicable. If the Milestone 1 Net Sales Event is not achieved during the Milestone Achievement Period, the CVR holders shall have no right to receive the Milestone 1 Payment with respect to their CVRs.

If the Full Milestone 2 Net Sales Event is not achieved during the Milestone Achievement Period, but the Net Sales during the final four consecutive calendar quarters of the Milestone Achievement Period exceed $55,000,000, then no later than the fifth Business Day after Valeant files its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 with the SEC, Valeant shall deliver to the Rights Agent (i) a certificate (the “Partial Milestone 2 Compliance Certificate”) certifying that the CVR holders are entitled to receive the Partial Milestone 2 Payment and (ii) an amount in cash equal to the aggregate Partial Milestone 2 Payment with respect to all CVRs. The Rights Agent shall promptly (and in no event later than five Business Days after receipt thereof by the Rights Agent) send to each CVR holder at its address set forth in the CVR Register a copy of the Partial Milestone 2 Compliance Certificate and an amount in cash equal to the Partial Milestone 2 Payment with respect to each CVR held by such holder. The CVR holders shall have no right to receive any or all of the Partial Milestone 2 Payment in the event that (i) Net Sales do not exceed $55,000,000 during any four consecutive calendar quarters during the Milestone Achievement Period or (ii) Net Sales exceed $65,000,000 during any four consecutive calendar quarters during the Milestone Achievement Period. For the avoidance of doubt, if the only four calendar quarter period in which Net Sales exceed $55,000,000 during the Milestone Achievement Period are the final four calendar quarters of the Milestone Achievement Period, and the Net Sales during the final full calendar year of the Milestone Achievement Period exceed $55,000,000 but are less than $65,000,000, then the CVR holders shall have a right to receive both the Milestone 1 Payment and the Partial Milestone 2 Payment in accordance with CVR Agreement.

Additionally, VPI has agreed to operate the business of Synergetics in good faith, consistent with VPI’s general business practices and to use commercially reasonable efforts to sell the Synergetics Ophthalmology Products and achieve Net Sales in the amount of the milestone targets during the Milestone Achievement Period, and not to act in bad faith or take any action with the purpose of reducing Net Sales or the Milestone 1 Payment, Full Milestone 2 Payment or Partial Milestone 2 Payment during the period from and after the Merger closing date through the end of the Milestone Achievement Period.

Any rights to the Contingent Cash Consideration Payments under the CVRs as evidenced by the CVR Agreement are contractual rights only, will not be evidenced by any certificate or other instrument and will not be assignable or transferable except (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company and (vi) pursuant to each CVR holder’s right to abandon all of such CVR holder’s remaining rights in a CVR by transferring such CVR to VPI without consideration therefor. Upon any payment of the Contingent Cash Consideration Payment to the person identified in the appropriate portion of a Letter of Transmittal, VPI’s and the Purchaser’s obligations with respect thereto will be fully discharged.

The CVR Agreement provides that the persons entitled to Contingent Cash Consideration Payments are intended beneficiaries of those agreements. However, the enforcement of the rights of those persons is limited for certain purposes. For example, VPI’s determination that a Contingent Cash Consideration Payment is not payable may only be disputed by persons holding the right to receive at least 35% of the Contingent Cash Consideration Payments, who may request that an independent certified public accounting firm of nationally recognized standing verify the accuracy of the net sales during the Milestone Achievement Period, at the requesting CVR holders’ expense. Certain amendments to the CVR Agreement that do not, individually or in the aggregate, adversely affect the interests of the CVR holders may be made unilaterally by VPI; other amendments require the consent of the CVR holders of the right to receive a majority of the Contingent Cash Consideration Payments.

A list of all persons entitled to receive any Contingent Cash Consideration Payments will be maintained by the Rights Agent. When and if any payments become due, the Rights Agent will pay the applicable amounts due based on the list maintained by the Rights Agent. Payments will be made by check mailed to the address of each person entitled to payments as reflected on such list or, with respect to persons that are due amounts in excess of $1,000,000 in the aggregate who have provided VPI with wire transfer instructions in writing, by wire transfer. VPI, Synergetics and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to the CVR Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state or local tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes as having been paid to the person in respect of which such deduction and withholding was made.

The foregoing summary is qualified in its entirety by reference to the complete text of the CVR Agreement, which is filed as Exhibit (a)(1)(H) to the Schedule TO which is incorporated herein by reference.

Exclusivity Agreement

Synergetics and Valeant entered into an exclusivity agreement, dated as of August 19, 2015 (the “Exclusivity Agreement”), in connection with the consideration of a possible negotiated transaction involving VPI and Synergetics. Under the Exclusivity Agreement, Synergetics agreed not to solicit, encourage, discuss or negotiate or otherwise facilitate any other proposals to acquire Synergetics, subject to certain exceptions, until 11:59 p.m. on September 2, 2015. The foregoing description of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(10) to the Schedule TO and is incorporated herein by reference.

Tender Agreements

On September 1, 2015, certain directors and officers of Synergetics entered into Tender Agreements with the Purchaser and VPI, pursuant to which, among other things, each such person in their capacity as a stockholder agreed to irrevocably tender (and deliver any certificates evidencing) Shares, or cause its Shares to be irrevocably tendered, into the Offer promptly following, and in any event no later than the tenth business day following, the commencement of the Offer. Such stockholders are: Lawrence C. Cardinale; Michael Fanning; D. Graeme Thomas; Juanita H. Hinshaw; Pamela Boone; Jason Stroisch; David M. Hable; and Robert H. Blankemeyer. The foregoing summary is qualified in its entirety by reference to the complete text of the Tender Agreements, which are filed as Exhibits (d)(3) through (d)(9) to the Schedule TO and are incorporated herein by reference.

Confidentiality Agreement

On January 6, 2015, Synergetics and Valeant entered into a mutual non-disclosure agreement that provided each of them with certain protections in connection with the disclosure of confidential information for purposes of exploring a mutually beneficial business relationship (the “Confidentiality Agreement”). As a condition to being furnished Confidential Information (as defined in the Confidentiality Agreement) of the other party, each of Valeant and Synergetics agreed, among other things, to keep such Confidential Information confidential and to use it only in connection with evaluating a business relationship between Synergetics and Valeant. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(11) to the Schedule TO and is incorporated herein by reference.

Effects of Inability to Consummate the Merger

If, following the consummation of the Offer, the Merger is not consummated for any reason (see “Conditions to Consummation of the Merger” above), VPI, which owns 100% of the common stock of the Purchaser, will indirectly control the number of Shares acquired by the Purchaser pursuant to the Offer, as well as any other Shares held by VPI or its subsidiaries. As a result of its ownership of such Shares and right to designate nominees for election to the Synergetics Board (assuming no waiver of the Minimum Tender Condition, which would require consent by Synergetics), VPI indirectly will be able to control decisions of the Synergetics Board and the decisions of the Purchaser as a stockholder of Synergetics. This concentration of control in one stockholder may adversely affect the market value of the Shares.

If VPI controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of Synergetics other than those affiliated with VPI, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval.

12.	Source and Amount of Funds.

The Offer is not conditioned upon VPI’s or the Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. VPI and the Purchaser estimate that the total amount of funds required to consummate the

Merger (including payments for options, restricted stock awards, the maximum amount payable for all Contingent Cash Consideration Payments and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $172 million at or prior to the Merger Closing, or, assuming that the full amount of the Contingent Cash Consideration Payments will become payable, up to approximately $199 million in the aggregate (without adjustment for probability or the time-value of money). The Purchaser anticipates funding these payments with cash on hand and from available credit facilities of Valeant and VPI.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash (including the right to receive Contingent Cash Consideration Payments), (ii) the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger and (iv) VPI and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, to acquire the remaining outstanding Shares in the Merger and to pay all amounts payable with respect to each of the Contingent Cash Consideration Payments on the payment date applicable thereto.

13.	Conditions of the Offer.

Notwithstanding any other provisions of the Offer, the Purchaser will not be required to, and VPI will not be required to cause the Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares unless:

1.	prior to the Expiration Time there shall have been validly tendered (not including shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the Expiration Time) and not validly withdrawn that number of Shares which, when added to the Shares already owned by VPI and its subsidiaries, represents at least a majority of the total number of outstanding Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities regardless of conversion or exercise price, the vesting schedule or other terms and conditions of thereof);

2.	any waiting period (and any extension thereof) applicable to the consummation of the Offer or the Merger under the HSR Act and any other applicable federal, state or foreign antitrust, competition or similar law shall have expired or been terminated on or prior to the Expiration Time;

3.	there not existing any temporary restraining order, pending or threatened preliminary injunction, nor any suit, action or proceeding by any governmental entity which challenges or seeks to enjoin or materially delay the Offer Closing or consummation of the other Transactions, or seeks to prohibit or impose any material limitations on VPI’s ownership of Synergetics and its subsidiaries, or the operation of all or a material portion of VPI’s or Synergetics’ and its subsidiaries, businesses or assets or to compel VPI, Synergetics or any of their subsidiaries to dispose of or hold separate any material portion of their businesses or assets;

4.	no applicable law and no permanent injunction or other judgment, order or decree entered, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any foreign jurisdiction being and remaining in effect which has the effect of (i) making illegal or otherwise prohibiting or materially delaying the Offer Closing or the consummation of the other Transactions (including the Tender Agreements), (ii) imposing any material limitations on VPI’s ownership of Synergetics and its subsidiaries, or the operation of all or a material portion of VPI’s or Synergetics’ and its subsidiaries, businesses or assets or (iii) compelling VPI, Synergetics or any of their subsidiaries to dispose of or hold separate any material portion of their respective businesses or assets;

5.

(i) the representations and warranties of Synergetics contained in the Merger Agreement regarding organization, good standing and corporate power of Synergetics; capitalization; authority; brokers; and

takeover statutes shall be true and correct in all respects both as of the date of the Merger Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties will be true and correct in all respects on and as of such earlier date), (ii) the representations and warranties of Synergetics regarding absences of certain changes since July 31, 2014 will be true and correct in all respects, both as of the date of the Merger Agreement and at all times prior to the Offer Closing Date as though made at and as of such time (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties will be true and correct in all respects on and as of such earlier date) and (iii) the representations and warranties of Synergetics contained in the Merger Agreement and in the certificate to be delivered by Synergetics pursuant to paragraph 8 below (other than those referred to in (i) and (ii)) shall be true and correct in all respects (disregarding for purposes of this condition, any materiality or Company Material Adverse Effect qualifications contained in such representations and warranties) both as of the date of the Merger Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties will be true and correct in all respects on and as of such earlier date) and except for such failures to be true and correct as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

6.	Synergetics shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under the Merger Agreement (or any failure to perform as such shall have been cured) at or prior to the Offer Closing Date;

7.	since the date of the Merger Agreement, there shall not have been any occurrence, event, change, effect or development that has had or would reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below);

8.	Synergetics shall have delivered to VPI a certificate, signed by the chief executive officer and chief financial officer of Synergetics, to the effect that each of the conditions specified in paragraphs 5, 6 and 7 above are satisfied;

9.	the Tender Agreements shall be valid, binding and enforceable on the parties thereto;

10.	Synergetics shall not have entered into a definitive agreement or agreement in principle with any person with respect to a Takeover Proposal;

11.	the Synergetics Board shall not have made an Adverse Recommendation Change; and

12.	the Merger Agreement shall not have been terminated in accordance with its terms and the Offer shall not have been terminated in accordance with the terms of the Merger Agreement.

The foregoing conditions will be in addition to, and not a limitation of, the rights of VPI and the Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

The foregoing conditions are for the sole benefit of VPI and the Purchaser, may be asserted by VPI or the Purchaser regardless of the circumstances giving rise to the failure of any such conditions to be satisfied and may be waived by VPI or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by VPI or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

14.	Dividends and Distributions.

The Merger Agreement provides that Synergetics will not, between the date of the Merger Agreement and the Effective Time, declare or pay any dividend or other distribution (whether in cash, stock or property), with respect to any of its capital stock or other equity interests except for dividends and distributions by a direct or indirect wholly owned subsidiary of Synergetics to Synergetics or any other wholly owned subsidiary of Synergetics. See Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements—Covenants.”

15.	Certain Legal Matters; Regulatory Approvals.

General. Except as otherwise set forth in this Offer to Purchase, based on VPI’s and the Purchaser’s review of publicly available filings by Synergetics with the SEC and other information regarding Synergetics, VPI and the Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Synergetics and which might be adversely affected by the acquisition of Shares by the Purchaser or VPI pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser or VPI pursuant to the Offer. In addition, except as set forth below, VPI and the Purchaser are not aware of any filings, approvals or other actions by or with any Governmental Authority or administrative or regulatory agency that would be required for VPI’s and the Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, VPI and the Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Synergetics’ or VPI’s business or that certain parts of Synergetics’ or VPI’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—“Conditions of the Offer.”

Antitrust. Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to VPI by virtue of Purchaser’s acquisition of the Shares in the Offer (and the Merger).

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The parties will file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger no later than September 23, 2015. Under the HSR Act, the required waiting period will expire at 11:59 pm, New York City time on the 15th calendar day after the filing by VPI, unless earlier terminated by the FTC and the Antitrust Division or VPI receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of VPI’s substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with VPI’s consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Complying with a Second Request can take a significant period of time. Although Synergetics is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Synergetics’ failure to make its filing nor failure to comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser’s acquisition of Shares in the Offer (and the Merger). At any time before or after the Purchaser’s purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of VPI, Synergetics or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 13—“Conditions of the Offer.”

VPI and Synergetics also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which VPI and Synergetics are engaged, VPI and the Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States.

Based upon an examination of publicly available and other information relating to the businesses in which Synergetics is engaged, however, VPI and the Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, VPI and the Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13—“Conditions of the Offer.”

Stockholder Approval Not Required. Synergetics has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Synergetics and the consummation by Synergetics of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Synergetics, and no other corporate proceedings on the part of Synergetics are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement, and (iii) at the time that the board of directors of the company to be acquired approves the merger agreement, no other party to the merger agreement is an “interested stockholder” under the DGCL. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Synergetics will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Synergetics. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, the Purchaser, VPI and Synergetics will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Synergetics in accordance with Section 251(h) the DGCL. See Section 11—“Purpose of the Offer and Plans for Synergetics; Summary of the Merger Agreement and Certain Other Agreements.”

State Takeover Laws. A number of states (including Delaware, where Synergetics is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Synergetics has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2⁄3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

Synergetics has represented to us in the Merger Agreement that it has taken all action necessary to exempt the Offer, Merger, the Tender Agreements, the CVR Agreement, the Merger Agreement and the other agreements and transactions referred to therein and the transactions contemplated thereby from Section 203 of the DGCL and any other “fair price,” “moratorium,” control share acquisition,” “interested stockholder,” “business combination” or other similar statute or regulation that might be deemed applicable. The Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Tender Agreements, the CVR Agreement, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger, the Tender Agreements, the CVR Agreement or the Merger Agreement, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares into the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, Synergetics may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following: (i) within the later of the consummation of the Offer and 20 days following the sending of this notice, deliver to the Company at the address indicated below a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal; (ii) not tender their Shares in the Offer; and (iii) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, which is attached as Exhibit (a)(5)(A) to the Schedule TO.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither VPI nor the Purchaser believes that Rule 13e-3 will be applicable to the Merger.

Legal Proceedings Relating to the Tender Offer. None.

16.	Fees and Expenses.

VPI has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Valeant, VPI nor the Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offering materials to their customers.

17.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Valeant, VPI and the Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning Synergetics” under “Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of Synergetics’ stockholders. Any solicitation which the Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of VPI or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of the Purchaser, the Depositary or the Information Agent for the purpose of this Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of VPI, the Purchaser, Synergetics or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Valeant Pharmaceuticals International

Blue Subsidiary Corp.

September 16, 2015

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF VALEANT, VPI AND THE PURCHASER

1. Directors and Executive Officers of VPI and the Purchaser.

The following table sets forth information about the directors and executive officers of VPI and the Purchaser as of September 16, 2015.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Mr. J. Michael Pearson Canada Director of VPI, President of VPI, Director of the Purchaser and President and CEO of the Purchaser	Mr. Pearson has been the Chief Executive Officer (“CEO”) of Valeant and serving on the board of directors of Valeant since September 2010 and the Chairman of the Board of Valeant since March 2011. He is President of VPI and a member of the board of directors of VPI. He is President and CEO of the Purchaser and a member of the board of directors of the Purchaser. From February 2008 to September 2010, he was the chairman of the board and CEO of VPI. Prior to that, Mr. Pearson served on the board of directors of McKinsey & Company (“McKinsey”), located at 600 Campus Drive, Florham Park, NJ 07932, United States, until he left to join VPI. He joined McKinsey in 1984, and over a 23-year career, he worked with leading CEOs and was an integral driver of major turnarounds, acquisitions and corporate strategy. Within McKinsey, Mr. Pearson held various positions, including head of its global pharmaceutical practice and head of its mid-Atlantic region.

Mr. Robert L. Rosiello United States Director of VPI, Executive Vice President and CFO of VPI, Director of the Purchaser and Executive Vice President and CFO of the Purchaser	Mr. Rosiello has been the Chief Financial Officer (“CFO”) of Valeant since July 2015. He is Executive Vice President and CFO of VPI and a member of the board of directors of VPI. He is Executive Vice President and CFO of the Purchaser and a member of the board of directors of the Purchaser. Mr. Rosiello joined VPI following a 30-year career at McKinsey, helping healthcare technology and consumer companies deliver growth through mergers and acquisitions, as well as business unit financial performance improvement. As Senior Partner (from July 1997 to June 2015), Mr. Rosiello led M&A integrations for pharmaceutical, specialty pharmaceutical and medical device companies in the U.S., Europe and Asia.

Mr. Robert R. Chai-Onn

United States

Director of VPI, Executive Vice President, General Counsel and Corporate Secretary of VPI, Director of the Purchaser and Executive Vice President, General Counsel and Corporate Secretary of the Purchaser

Mr. Chai-Onn has been Valeant’s Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development since January 2014. From March 2012 to January 2014, he was Valeant’s Executive Vice President, General Counsel and Corporate Secretary, and Head of Corporate Business Development and, from September 2010 to March 2012, he was Valeant’s Executive Vice President, General Counsel and Corporate Secretary. From 2004 to September 2010, Mr. Chai-Onn was Vice President, Assistant General Counsel at VPI. He is Executive Vice President, General Counsel and Corporate

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Secretary of the Purchaser and a member of the board of directors of the Purchaser. Prior to 2004, Mr. Chai-Onn was a corporate lawyer at the law firm of Gibson, Dunn & Crutcher LLP, where he performed a variety of corporate, mergers and acquisitions and financial legal work.

Dr. Ari S. Kellen Canada and United States Executive Vice President of VPI, Executive Vice President of the Purchaser	Dr. Kellen has been Valeant’s Executive Vice President, Company Group Chairman since January 2014. Dr. Kellen joined Valeant after spending 22 years with McKinsey (from March 1991 to December 2013), where he was most recently a senior partner in the health care practice for the consultancy firm’s Mid-Atlantic office, located at 1 DeForest Avenue, Suite 300, Summit, NJ 07901. At McKinsey, he led a number of studies for health care companies, including corporate strategies for boards and top management teams; business unit strategies for medical device, pharmaceutical and biotechnology, and health care services clients; and regional and country growth strategies. Additionally, he directed performance turnarounds addressing revenue, cost, capital and change management. He is Executive Vice President of the Purchaser. Prior to joining McKinsey, Dr. Kellen was part of the senior management and emergency trauma teams at two Johannesburg, South Africa hospitals. Dr. Kellen received a Bachelor of Medicine and Bachelor of Surgery (MBBCh) degree and an MBA degree, both with distinction, from the University of the Witwatersrand in South Africa.

2. Directors and Executive Officers of Valeant.

The following table sets forth information about the directors and executive officers of Valeant as of September 16, 2015.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Mr. Ronald H. Farmer Canada Director	Mr. Farmer has been serving on the Valeant Board since August 2011. Since 2003, Mr. Farmer has been the Managing Director of Mosaic Capital Partners, a Toronto-based holding company, located at 6300 Northam Drive, Mississauga, ON, Canada, L4V 1H7, with interests in several private companies in Canada and the United States. Mr. Farmer is also Director Emeritus of McKinsey, where he spent 25 years in the Toronto and New York offices, located at 110 Charles Street West, Toronto, ON, Canada, M5S 1K9, and 55 East 52nd Street, 21st Floor, New York, NY 10022, respectively, prior to his retirement in 2003. At McKinsey, he worked with leading global corporations in a variety of industries on strategy and organization challenges and held a number of leadership positions, including serving as a Managing Partner of the Canadian practice from 1991 to 1997 and co-leading its Global eBusiness practice. He served on McKinsey’s Shareholder Council (board of directors). Mr. Farmer is a director on several private company boards including Integran Technologies, located at 6300 Northam Drive, Mississauga, ON, Canada, L4V 1H7, and PowerMetal Technologies, located at 2726 Loker Avenue West, Carlsbad, CA 92010. He has also been a director of the Bank of Montreal, located at 100 King Street West, 1 First Canadian Place, Toronto, ON, Canada, M5X 1A1, since 2003 where he serves on the audit, nominating and governance, and human resources committees. He also serves on the Advisory Council of the Schulich School of Business, located at 4700 Keele Street, Toronto, ON, Canada, M3J 1P3. He is a former director of Afexa Life Sciences Inc., located at 9604 20th Avenue, Edmonton, AB, Canada, T6N 1G1.

Ms. Colleen A. Goggins United States Director	Ms. Goggins has been serving on the Valeant Board since May 2014. She has been a member of the board of directors of the Toronto-Dominion Bank Group (“TD”), located at 66 Wellington Street West, P.O. Box 1, TD Bank Tower, Toronto, Ontario, M5K 1A2, since 2012. She is also a member of the TD board’s risk committee. In 2013, she joined the Munich-based supervisory board of KraussMaffei Group, located at Krauss-Maffei-Str. 2, 80997 Munich, Germany, a global supplier of machinery and systems for processing plastics and rubber. KraussMaffei Group is a portfolio company of the private equity firm ONEX. Ms. Goggins was employed from 1981 to 2011 by Johnson & Johnson, located at One Johnson & Johnson Plaza, New Brunswick, NJ, 08933. From 2001 to 2011, she served on Johnson & Johnson’s executive committee and as

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

Worldwide Chairman of the Consumer Group, providing strategic leadership for a fully integrated personal and healthcare portfolio which included many leading brands. Ms. Goggins is involved with a number of non-profit organizations, including the University of Wisconsin Foundation (member of the executive committee and chair of the budget and compensation committee), located at 1848 University Avenue, Madison, WI, 53726; University of Wisconsin Center for Brand and Product Management (member), located at Wisconsin School of Business, Grainger Hall, 975 University Ave., Madison, WI 53706; and New York Citymeals -on-Wheels (board member), located at 355 Lexington Ave, 3rd floor, New York, NY, 10017-6603.

Mr. Robert A. Ingram United States Director	Mr. Ingram has been serving on the Valeant Board since September 2010, was the Lead Director from September 2010 to December 2010, was the Chairman of the Valeant Board from December 2010 to March 2011 and is now our Lead Director. Since January 2007, Mr. Ingram has been a general partner at Hatteras Venture Partners, a venture capital firm with a focus on biopharmaceuticals, medical devices, diagnostics and related opportunities in human medicine, located at 280 South Mangum Street, Suite 350, Durham, NC 27707. Since January 2010, he has served as a special advisor to the CEO of GlaxoSmithKline (“GSK”), located at 980 Great West Road, Brentford, Middlesex TW8 9GS, United Kingdom. He served as Vice Chairman Pharmaceuticals of GSK from 2002 through 2009 and Chief Operating Officer and President of Pharmaceutical Operations, CEO of Glaxo Wellcome plc from October 1997 to December 2000 and chairman of the board of Glaxo Wellcome Inc., Glaxo Wellcome plc’s U.S. subsidiary, from January 1999 to December 2000. Mr. Ingram was President and CEO of Glaxo Wellcome Inc. from October 1997 to January 1999. Mr. Ingram is also a member of the Board of Advisors for the H. Lee Moffitt Cancer Center and Research Triangle Institute, located at 12902 Magnolia Drive, Tampa, FL 33612, as well as Chairman of the Board, Research Triangle Foundation of North Carolina, located at 12 Davis Drive, Research Triangle Park, NC 27709, and Glaxo North Carolina Foundation, located at 5 Moore Drive, Research Triangle Park, NC 27709. Mr. Ingram currently serves on the boards of Regeneron Pharmaceuticals, Inc. (member of compensation committee), located at 777 Old Saw Mill River Road Tarrytown, NY 10591; Edwards Life Sciences Corporation (member of compensation committee), located at One Edwards Way, Irvine, CA 92614; and CREE, Inc. (lead director, member of compensation committee and governance and nominations committee), located at 4600 Silicon Drive, Durham, NC 27703. He is a former chairman of the board of Elan Corporation, plc , located at Treasury

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

Building, Lower Grand Canal Street, Dublin 2, Ireland. Mr. Ingram is a former director of Allergan Inc., located at 2525 Dupont Drive, Irvine, CA 92612; Misys plc, One Kingdom Street, Paddington, London, W2 6BL UK; Nortel Networks Corporation (“Nortel”), located at 5945 Airport Road, Suite 360, Mississauga, ON, Canada, L4V 1R9; Wachovia Corporation (now Wells Fargo & Company, located at 420 Montgomery Street, San Francisco, CA 94163); OSI Pharmaceuticals, Inc., located at 1 Bioscience Park Drive, Farmingdale, NY 11735; Lowe’s Companies, located at 1000 Lowe’s Blvd., Mooresville, NC 28117; Pharmaceuticals Product Development Inc., 929 North Front Street, Wilmington, NC 28401-3331; and Valeant Pharmaceuticals International, which was merged into Valeant, then known as Biovail Corporation, in September 2010, at which time Valeant changed its name to Valeant Pharmaceuticals International, Inc.

Mr. Anders O. Lönner Sweden Director	Mr. Lönner has been serving on the Valeant Board since May 2014. He was the Group President and CEO of Meda AB, located at Pipers väg 2, 170 73 Solna, Sweden, from November 1999 to October 2013. He was a member of the board at Meda AB from 2000 to October 2013 and VPI from January 2009 to September 2010 (member of compensation committee from May 2009 to September 2010). Prior to joining Meda AB, Mr. Lönner served as the Vice President Nordic region of Astra and as the CEO of KaroBio AB, located at Hälsovägen 7, 141 52 Huddinge, Sweden. He currently serves as the Chairman of KaroBio AB.

Mr. Theo Melas-Kyriazi Greece Director	Mr. Melas-Kyriazi has been serving on the Valeant Board since September 2010. He has been the Chief Financial Officer of Levitronix Technologies LLC, a worldwide leader in magnetically levitated bearingless motor technology, located at 20 Speen Street, Suite 102, Framingham, MA 01701, since 2011, and served as the Chief Financial Officer of its affiliate, Levitronix LLC, since 2006. He was the Chief Financial Officer of Thermo Electron Corporation, located at 81 Wyman Street, Waltham, MA 02451, from January 1999 through October 2004. Mr. Melas-Kyriazi was a Vice President of Thermo Electron Corporation during 1998, in charge of corporate strategy; he served as the CEO of Thermo Spectra Corporation, a publicly traded, majority-owned subsidiary of Thermo Electron Corporation, from 1994 to 1998, and was Treasurer of Thermo Electron Corporation and all of its publicly traded subsidiaries from 1988 to 1994. He is currently a director of Moderna Therapeutics, located at 200 Tech Square, Cambridge, MA 02139; and GeNO LLC, located at 45 First Avenue, Waltham, MA 02451. He is a former director of VPI; Helicos BioSciences Corporation,

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

located at One Kendall Square, Building 200, Cambridge, MA 02139; Cyberkinetics Neurotechnology Systems, Inc., located at 100 Foxborough Blvd., Suite 240, Foxborough, MA 02035; and Glenrose Instruments Inc., located at 45 First Avenue, Waltham, MA 02451.

Mr. J. Michael Pearson Canada Chairman of the Board and CEO	Mr. Pearson has been the CEO of Valeant and serving on the board of directors of Valeant since September 2010 and the Chairman of the Board of Valeant since March 2011. He is President of VPI and a member of the board of directors of VPI. From February 2008 to September 2010, he was the chairman of the board and CEO of VPI. Prior to that, Mr. Pearson served on the board of directors of McKinsey until he left to join VPI. He joined McKinsey in 1984, and over a 23-year career, he worked with leading CEOs and was an integral driver of major turnarounds, acquisitions, and corporate strategy. Within McKinsey, Mr. Pearson held various positions, including head of its global pharmaceutical practice and head of its mid-Atlantic region.

Mr. Robert N. Power United States Director	Mr. Power has been serving on the Valeant Board since August 2008. Mr. Power was a faculty member at The Wharton School of Business, University of Pennsylvania, located at 320 Steinberg Hall—Dietrich Hall, Philadelphia, PA 19104, where he taught multinational marketing from 2009 to 2011. Mr. Power has over 25 years’ experience working in the pharmaceutical and biotechnology industry through a number of leadership positions with Wyeth beginning in 1985 through 2007, including Director-New Product Development, Managing Director-U.K./Ireland, Vice President-Global Marketing, President-Europe, Middle East, Africa, President-International and Executive Vice President-Global Business Operations. Mr. Power also has completed the Director Professionalism course offered by the National Association of Corporate Directors.

Ms. Norma A. Provencio United States Director	Ms. Provencio has been serving on the Valeant Board since September 2010. She has been president and owner of Provencio Advisory Services, Inc., a healthcare financial and operational consulting firm, located at 1067 Park View Drive Covina, CA 91724, since October 2003. From May 2002 to September 2003, she was Partner-in-Charge of the Healthcare Industry for the Pacific Southwest for KPMG LLP, located at 345 Park Avenue, New York, NY 10154-0102. From 1979 to May 2002, she was with Arthur Andersen, and was Partner-in-Charge of Arthur Andersen’s Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest from November 1995 to May 2002. Ms. Provencio is currently a member of the Board of Trustees of Loyola Marymount University, located at 1 LMU Drive, Los Angeles, CA 90045, and on the board of Beazer Homes (chair of audit committee and member of compensation committee), located at 1000 Abernathy Road, Suite 260, Atlanta, GA 30328. In addition, Ms. Provencio is a former director of VPI; International

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

Aluminum Corporation, located at 9151 East Imperial Highway, Downey, CA 90242; and Signalife, Inc., located at 14942 Gault Street, Van Nuys, CA 91405.

Mr. Robert L. Rosiello United States Executive Vice President and CFO	Mr. Rosiello has been the Chief Financial Officer (“CFO”) of Valeant since July 2015. He is Executive Vice President and CFO of VPI and a member of the board of directors of VPI. He is Executive Vice President and CFO of the Purchaser and a member of the board of directors of the Purchaser. Mr. Rosiello joined VPI following a 30-year career at McKinsey, helping healthcare technology and consumer companies deliver growth through mergers and acquisitions, as well as business unit financial performance improvement. As Senior Partner (from July 1997 to June 2015), Mr. Rosiello led M&A integrations for pharmaceutical, specialty pharmaceutical and medical device companies in the U.S., Europe and Asia.

Mr. Howard B. Schiller United States Director	Mr. Schiller has been serving on the Valeant Board since September 2012, and was the CFO of Valeant from December 2011 to June 2015. Mr. Schiller joined Valeant following a 24-year career at Goldman Sachs, a global investment banking firm, located at 200 West Street, New York, NY 10282. From 2009 to December 2010, Mr. Schiller was the Chief Operating Officer for the Investment Banking Division of Goldman Sachs, responsible for the management and strategy of the business. From 2003 to 2009, he was responsible for the global healthcare, consumer products, retail, industrial and natural resource businesses in the Investment Banking Division of Goldman Sachs. Mr. Schiller retired from Goldman Sachs in January 2011. During his 24 years at Goldman Sachs, he advised large multinational companies on strategic transactions, financings, restructuring and leveraged buyouts.

Ms. Katharine B. Stevenson Canada and United States Director	Ms. Stevenson has been serving on the Valeant Board since September 2010. Ms. Stevenson is a Corporate Director who serves on a variety of corporate and not-for-profit boards. She was formerly a senior executive of Nortel, located at 8200 Dixie Road, Suite 100, Brampton, ON L6T 5P6, Canada, and formerly in Ontario, Canada, from 1995-2007 and has over 20 years of experience as a senior financial executive in Canada and the United States. Ms. Stevenson was responsible for all treasury activity at Nortel, including global treasury operations, corporate and structured finance, credit, and risk management. Prior to joining Nortel, Ms. Stevenson held various progressively senior finance roles at J.P. Morgan & Company, Inc., located at 270 Park Avenue, New York, NY 10017-2014. She was with J.P. Morgan from 1984 to 1995. Ms. Stevenson is currently a member of the board of

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

directors of CAE Inc. (chair of audit committee), located at 8585 Chemin de la Côte de Liesse, Saint- Laurent, QC H4T 1G6, Canada; Open Text Corporation (member of audit committee), located at 275 Frank Tompa Drive, Waterloo, ON, Canada, N2L OA1; CIBC (member of audit committee and corporate governance committee), located at 425 Lexington Ave, New York, NY 10017; and the Canadian Imperial Bank of Commerce (member of audit committee), located at Commerce Court, Toronto, ON, Canada, M5L 1A2. She formerly was a director of Afexa Life Sciences, Inc., located at 9604 20th Avenue, Edmonton, AB, Canada, T6N 1G1.; and OSI Pharmaceuticals Inc. (acquired by AstellasPharma, Inc. in 2010), located at One Bioscience Park Drive, Farmingdale, NY 11735. Ms. Stevenson is also a Governor and past Chair of The Bishop Strachan School, located at 298 Lonsdale Road, Toronto, ON, Canada M4V 1X2, and Vice Chair and Governor of the University of Guelph, located at 50 Stone Road East Guelph, ON, Canada, N1G 2W1. She has received her ICD.D, the professional designation for directors in Canada.

Mr. Robert R. Chai-Onn United States Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development	Mr. Chai-Onn has been Valeant’s Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development since January 2014. From March 2012 to January 2014, he was Valeant’s Executive Vice President, General Counsel and Corporate Secretary, and Head of Corporate Business Development and, from September 2010 to March 2012, he was Valeant’s Executive Vice President, General Counsel and Corporate Secretary. From 2004 to September 2010, Mr. Chai-Onn was Vice President, Assistant General Counsel at VPI. He is Executive Vice President, General Counsel and Corporate Secretary of the Purchaser and a member of the board of directors of the Purchaser. Prior to 2004, Mr. Chai-Onn was a corporate lawyer at the law firm of Gibson, Dunn & Crutcher LLP, where he performed a variety of corporate, mergers and acquisitions and financial legal work.

Mr. D. Robert Hale United States Director	Mr. Hale has been serving on the Valeant Board since August 2015. Since May 2014, Mr. Hale has been a partner of ValueAct Capital, located at One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129. Mr. Hale joined ValueAct as an Associate in January 2011 and he was a Vice President from December 2012 until May 2014. From September 2007 to January 2011, Mr. Hale was a Principal with The Parthenon Group, working in both the Boston and Mumbai offices of Parthenon’s strategic consulting practice, as well as in an investment role at Parthenon’s long-short public equity vehicle, Strategic Value Capital.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Ms. Anne C. Whitaker United States Executive Vice President/Company Group Chairman	Ms. Whitaker has served as Executive Vice President and Company Group Chairman for Valeant since May 2015. From September 2014 to May 2015, Ms. Whitaker served as President, CEO and a member of the Board of Directors of Synta Pharmaceuticals Corp. (“Synta”), located at 45 Hartwell Avenue Lexington, MA 02421, a biopharmaceutical company focused on research, development and commercialization of novel oncology medicines. Prior to joining Synta, from September 2011 to July 2014, Ms. Whitaker served as President, North America Pharmaceuticals, at Sanofi, located at 55 Corporate Drive Bridgewater, NJ 08807, where she oversaw all pharmaceutical and consumer healthcare operations within the region. Previously, Ms. Whitaker held various leadership positions at GlaxoSmithKline at Five Moore Drive, Research Triangle Park, NC 27709, including Senior Vice President and Business Unit Head, Cardiovascular, Metabolic and Urology and Senior Vice President of Leadership and Organization Development from August 2009 to August 2011.

Ms. Debora A. Jorn United States Executive Vice President/Company Group Chariman	Ms. Jorn has served as Executive Vice President and Company Group Chairman, as well as Chief Launch Officer, with responsibility for all major U.S. product launches, for Valeant since May 2015. In addition, she continues to serve as General Manager of Valeant’s U.S. Dermatology business. Ms. Jorn joined Valeant in August 2013 from Bausch & Lomb, located at 400 Somerset Corporate Blvd. Bridgewater, NJ 08807, where she served as Vice President, Global Marketing from June 2010. Prior to Bausch & Lomb, she was with Schering-Plough, located at 2000 Galloping Hill Road, Kenilworth, NJ 07033, for more than five years as Vice President, Women’s Healthcare and Fertility, and Vice President, Allergy, Respiratory and Urology. Ms. Jorn also served as Worldwide Vice President, Internal Medicine, at Johnson & Johnson located at One Johnson & Johnson Plaza New Brunswick, New Jersey 08933, and Global Vice President, Urology with Pharmacia, located at 100 S Highway 206 Peapack NJ 07977. Additionally, Ms. Jorn spent more than 20 years with Merck, located at 2000 Galloping Hill Road, Kenilworth, NJ 07033, in a variety of senior marketing positions, including Executive Director, Respiratory.

Dr. Pavel Mirovsky Czech Republic President and General Manager, Europe	Dr. Mirovsky was appointed to Valeant’s Executive Management Team in April 2013 and is the President and General Manager, Europe. A medical doctor by training, he has had a distinguished business career. Dr. Mirovsky joined Valeant in March 2011 upon the acquisition of PharmaSwiss S.A. (“PharmaSwiss”), located at Baarerstrasse 94 Zug, 6300 Switzerland. He was the CEO of PharmaSwiss from April 2010 to January 2012. Prior to joining PharmaSwiss, Dr. Mirovsky served as regional

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information

General Manager at IMS Health, located at 901 Main Avenue, Norwalk, Connecticut, which we will refer to as IMS, for Central & Eastern Europe, Near East/Middle East, North Africa, Benelux, Nordics and Portugal. Prior to IMS, he was President and CEO of Polpharma, located at Pelplińska 19, 83-200 Starogard Gdański, and also led Aventis’ operations in the Middle East and North Asia and in Central and Eastern Europe in senior regional operational roles including Poland and the Baltics. Dr. Mirovsky began his career in the pharmaceutical industry at Rhone Poulenc Rorer, Czech Republic. He worked as an expert for the World Health Organization in Africa, as a visiting scientist at Harvard Medical School and as an assistant professor at University d’Oran in Algeria.

Dr. Ari S. Kellen Canada and United States Executive Vice President/Company Group Chairman	Dr. Kellen has been Valeant’s Executive Vice President, Company Group Chairman since January 2014. Dr. Kellen joined Valeant after spending 22 years with McKinsey (from March 1991 to December 2013), where he was most recently a senior partner in the health care practice for the consultancy firm’s Mid-Atlantic office, located at 1 DeForest Avenue, Suite 300, Summit, NJ 07901. At McKinsey, he led a number of studies for health care companies, including corporate strategies for boards and top management teams; business unit strategies for medical device, pharmaceutical and biotechnology, and health care services clients; and regional and country growth strategies. Additionally, he directed performance turnarounds addressing revenue, cost, capital and change management. He is Executive Vice President of the Purchaser. Prior to joining McKinsey, Dr. Kellen was part of the senior management and emergency trauma teams at two Johannesburg, South Africa hospitals. Dr. Kellen received a Bachelor of Medicine and Bachelor of Surgery (MBBCh) degree and an MBA degree, both with distinction, from the University of the Witwatersrand in South Africa.

The common business address and telephone number for all the directors and executive officers is as follows:

c/o Valeant Pharmaceuticals International, Inc., 4787 Levy Street, Montreal, Quebec, Canada, H4R 2P9, telephone number: (514) 744-6792.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Synergetics or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Telephone: (877) 248-6417

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

(212) 269-5550 (Call Collect)

or

CALL TOLL-FREE (800) 814-8954

E-mail: synergetics@dfking.com